Exhibit 10.38

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omissions are designated as ***.

AMENDED AND RESTATED LICENSE AGREEMENT

dated as of December 10, 2010

by and between

Unigene Laboratories, Inc.

and

GlaxoSmithKline LLC

TABLE OF CONTENTS

Execution Copy

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”), dated December 10, 2010 (the “Amendment Effective Date”)  is made by and between GlaxoSmithKline LLC, formerly known as SmithKline Beecham Corporation (“GSK”), a Delaware limited liability company, and Unigene Laboratories, Inc. (“Unigene”), a Delaware corporation (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, GSK and Unigene entered into that certain License Agreement, dated as of April 13, 2002, as the same was amended from time to time (the “Original Agreement”), which provided for the exclusive license grant from Unigene to GSK to discover, develop, make, have made, market, sell and import certain Licensed Products (as defined below) throughout the world under Unigene Patent Rights and Unigene Know-How; and

WHEREAS, GSK and Unigene believe that it is in their mutual interest to amend and restate the Original Agreement to provide, among other things, for Unigene to conduct the Phase II Development Plan (as defined below), all as more particularly provided herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, GSK and Unigene hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1            “Acceptance” of an IND, NDA, or MAA or equivalent means the date of receipt by GSK of notice of acceptance from the FDA (or its equivalent in a country outside the U.S.) of an IND, NDA, or MAA for a Licensed Product for substantive review.

1.2           “Affiliate” means any legal entity (such as a corporation, partnership, or limited liability company) that Controls, is Controlled by or is under common Control with a Party to this Agreement.  For the purposes of this definition, the term “Control” means: (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities (or such lesser percentage which is the maximum allowed by a foreign corporation in a particular jurisdiction); (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities; or (iii) the ability to direct the affairs of any such entity.

1.3           “API” or “Active Pharmaceutical Ingredient” means PTH, in bulk active ingredient form meeting the specifications agreed to by the Parties.

1.4           “*** Patent” means US Patent ***.

1.5           “Approval” means, as applicable, the FDA’s approval of an NDA filed by or on behalf of GSK under this Agreement for marketing Licensed Product in the United States, or the approval by the EMA or MHLW, as applicable, of an MAA filed by or on behalf of GSK under this Agreement for marketing a Licensed Product (i) with respect to Europe, in the European Union, or in at least three (3) of the European Major Markets; and (ii) with respect to Japan, in Japan.

1.6           “Business Day” means a day on which banking institutions in New York, New York, United States are open for business, but excluding the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st of each Calendar Year during the Term.

1.7           “Calendar Quarter” means a three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

1.8           “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.9           “Cell Bank” means a cell line that has been grown, aliquoted and stored under controlled conditions to ensure the sterility and genetic stability of the cell line.

1.10           “Commencement of Phase I Clinical Studies” means the date the first patient is enrolled by or on behalf of GSK in the first Phase I clinical trial for a Licensed Product.

1.11           “Commencement of Phase II Clinical Studies” means the date the first patient is enrolled by or on behalf of GSK in the first Phase II clinical trial for a Licensed Product.  For the avoidance of doubt, enrollment of the first patient in the Phase II clinical trial conducted by Unigene in accordance with the Phase II Development Plan shall be deemed the achievement of Commencement of Phase II Clinical Studies.

1.12           “Commencement of Phase III Clinical Studies” means the date the first patient is enrolled by or on behalf of GSK in the first Phase III clinical trial for a Licensed Product.

1.13           “Commercially Reasonable Efforts” means, with respect to a Party, such efforts that are consistent with the efforts and resources normally used by such Party in the exercise of its reasonable business discretion relating to the research, manufacturing, development and commercialization of a pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the potential or actual profitability of the applicable products (including pricing and reimbursement status achieved or to be achieved), and other relevant factors, including technical, legal, scientific and/or medical factors.  For purposes of clarity, Commercially Reasonable Efforts would be determined on a market-by-market and indication-by-indication basis for a particular product and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the product and the market(s) involved.

1.14           “Confidential Information” means (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party, (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within a reasonable period of time thereafter by the disclosing Party, and/or (iii) any information or material subject to an obligation of confidentiality pursuant to that certain Confidential Disclosure Agreement entered into by the Parties as of October 18, 2001.

1.15           “Control” “Controls” “Controlled,” or “Controlling” means (except with respect to “Affiliate” as defined in Section 1.2) possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any license agreement or other arrangement with any Third Party, or any government regulation or statute.

1.16           “Cost of Goods” means the fully allocated cost of manufacturing API which shall comprise all direct costs (including but not limited to labor, materials, energy, utilities, quality control or other costs incurred directly in the manufacture of API) and normal production overhead (including but not limited to direct administrative labor costs, applicable manufacturing facility and equipment maintenance, relevant insurances, and applicable depreciation of manufacturing equipment and manufacturing facility) specifically allocable to the production of such API, excluding (i) any royalties owed to Third Parties and (ii) payments provided to Unigene for FTE manufacturing resources in accordance with Section 3.10.  Cost of Goods shall be determined in accordance with US generally accepted accounting principles.

1.17           “Effective Date” means April 13, 2002.

1.18           “EMA” means the European Medicines Agency for the Evaluation of Medicinal Products of the European Union, or any successor agency thereto.

1.19           “Equivalent Product” means, as it pertains to a particular Licensed Product for which there are Net Sales, a product that contains an oral formulation of PTH where such formulation is (a) claimed by a Unigene Formulation Patent and (b) includes the identical PTH molecule as in that particular Licensed Product.

1.20           “European Major Markets” means France, Germany, Italy, Spain, and the United Kingdom.

1.21           “FDA” means the United States Food and Drug Administration, any successor entity thereto.

1.22           “Field” means the prophylactic and/or therapeutic treatment of human diseases including, but not limited to, osteoporosis.

1.23           “Financing Agreement” means the Amended and Restated Financing Agreement by and among Unigene, the Lenders (as defined therein) and the Agent (as defined therein), dated March 16, 2010 and any amendments related thereto.

1.24           “First Commercial Sale” means the first sale of Licensed Product to a Third Party, by GSK or its Affiliate or sublicensee in a country in the Territory.

1.25           “Full-Time Equivalent” or “FTE” means the effort equivalent to one (1) full-time employee of Unigene working on a specific project or task assigned under this Agreement, who, in Unigene’s determination, is qualified to perform such work, based on a total of ***(***) hours of work per year.

1.26           “GSK Patent Rights” means: (i) all patents and patent applications arising from work conducted by GSK in the course of conducting its activities under this Agreement during the Term of this Agreement claiming generically or specifically the manufacture, use or sale of PTH, API, or Licensed Product, including, without limitation, a process for manufacturing PTH, API, or Licensed Product, or an intermediate used in such process or a use of PTH, API, or Licensed Product; and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, patents of additions, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in clause (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case which is owned or Controlled by GSK during the Term of the Agreement.  For the avoidance of doubt, GSK Patent Rights shall include GSK Inventions and Dependent GSK Improvements that are solely Controlled by GSK to the extent covered by a Valid Claim, but shall not include Joint Patent Rights.

1.27           “GSK Know-How” means all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, physical and analytical, clinical, safety, manufacturing and quality control data and information arising from work conducted by GSK in the course of performing its activities under this Agreement, in each case, which are necessary or useful for the development, testing, use, manufacture or sale of PTH, API, or Licensed Product, to the extent to which they do not pertain to any active component of Licensed Product other than PTH or API, and which are in the possession of and owned or Controlled by GSK.  GSK Know-How does not include (i) know-how related to mammalian cell culture or (ii) any GSK Inventions for so long as such are included in the GSK Patent Rights.  For the avoidance of doubt, GSK Know-How shall include GSK Inventions and Dependent GSK Improvements that are solely Controlled by GSK and that are not included in the GSK Patent Rights.  GSK Know-How shall be Confidential Information of GSK.

1.28           “IND” means an investigational new drug application filed with the FDA prior to beginning clinical trials in humans or any comparable application filed with the regulatory authorities of a country other than the United States, prior to beginning clinical trials in humans in that country; provided, however, that for purposes of this definition, an IND shall not include an investigational new drug application regarding the testing of several closely related compounds to aid in the selection of a lead compound for further human clinical development.

1.29           “Joint Know How” means all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, which are necessary or useful for the development, testing, use, manufacture or sale of API, PTH or Licensed Product relating to work performed under this Agreement and arising during the Term and which is in the possession of and owned or Controlled by both GSK and Unigene.  Joint Know-How does not include any Joint Inventions for so long as such are included in the Joint Patent Rights.  For the avoidance of doubt, Joint Know-How shall include Joint Inventions, including Dependent GSK Improvements that are jointly Controlled by GSK and Unigene, to the extent not included in the Joint Patent Rights.

1.30           “Joint Patent Rights” means (i) all patents and patent applications arising from Joint Inventions, and (ii) and divisions, continuations, continuations-in-part, reissues, reexaminations, patents of additions, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in clause (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.  For the avoidance of doubt, Joint Patent Rights shall include Joint Inventions, including Dependent GSK Improvements that are jointly Controlled by GSK and Unigene, to the extent covered by a Valid Claim.

1.31           “Licensed Product” means a drug product in finished pharmaceutical form, in any oral delivery formulation containing or incorporating PTH, alone or in combination with any pharmacologically active ingredient which is a non-peptide or non-peptidomimetic or proprietary GSK peptide.

1.32           “Licensed Technology” means Unigene Know-How and Unigene Patent Rights and Unigene’s interests in Joint Patent Rights and Joint Know-How.  For avoidance of doubt, Licensed Technology shall include the UT Patent.

1.33           “MAA Pricing Approval” means with respect to a Licensed Product in a country, any requisite pricing and reimbursement approval by the appropriate regulatory authorities, such approval being at a level which is acceptable to GSK with respect to commercial return such that it is commercially reasonable for GSK to launch Licensed Product.

1.34           “Marketing Approval Application” or “MAA” means a filing for marketing approval (not including pricing or reimbursement approval) in a country other than the United States, in each case with respect to a Licensed Product in the Territory.

1.35           “MHLW” means the Ministry for Health, Labor and Welfare of Japan, or the Pharmaceutical and Medical Devices Agency (the “PMDA”), or any successor to either of them.

1.36           “NDA” means a New Drug Application (as defined in 21 C.F.R. § 314.50 et. seq. or any successor regulations and including an NDA submitted pursuant to either 21 U.S.C. §355(b)(1) or (2)) or a Biologics License Application (as more fully defined in 21 U.S.C. §262(a)(2)(C), 21 C.F.R. 601.2(a) or any successor regulations), and all subsequent amendments and supplements thereto, filed with the FDA.

1.37           “Net Sales” means the gross amount billed or invoiced on sales by GSK, its Affiliates and sublicensees of Licensed Product (the “Selling Party”), less the following:

(i)           customary trade, quantity, and cash discounts or rebates actually allowed on Licensed Product;

(ii)           credits or allowances given to customers for rejections or returns of Licensed Product or on account of retroactive price reductions affecting such Licensed Product;

(iii)           sales and excise taxes and duties paid or allowed by the Selling Party and any other governmental charges levied on the production, importation, use or sale of a Licensed Product;

(iv)           transportation charges to the extent that they are included in the price or otherwise paid by the purchaser, including insurance, for transporting Licensed Product; and

(v)           Licensed Product rebates and Licensed Product chargebacks including those granted to managed-care entities and government agencies; and

(vi)           *** percent (***%) of the sum of gross sales less the amounts set forth in clauses (i) through (v) above to reflect the actual uncollectable accounts.

Sales or transfers of Licensed Products among GSK, an Affiliate and/or a sublicensee shall be excluded from the computation of Net Sales, and no royalties will be payable on such sales.

1.38           “Phase I” means Phase I clinical trials, as prescribed by applicable FDA regulations, or the equivalent in any foreign country.

1.39           “Phase II” means Phase II clinical trials, as prescribed by applicable FDA regulations, or the equivalent in any foreign country.

1.40           “Phase II Development Plan” means the development plan set forth in the Work Plan in Appendix B, which includes both the clinical development activities performed by Unigene prior to the Amendment Effective Date, and those to be performed by Unigene after the Amendment Effective Date with respect to the Licensed Product, and specifically includes, but is not limited to, the conduct of a Phase II clinical trial in accordance with Clinical Study Protocol UGL-OR1001 set forth in Appendix B entitled “A Double Blind, Randomized, Repeat Dose Parallel Group Study of Recombinant Human Parathyroid Hormone [rhPTH(1-31)NH2] Tablets, or Placebo Tablets, Compared to Open Label Forsteo® in Postmenopausal Women with Osteoporosis.”

1.41           “Phase III” means Phase III clinical trials, as prescribed by applicable FDA regulations, or the equivalent in any foreign country.

1.42           “PTH” means all forms of parathyroid hormone and any and all formulations thereof (including, but not limited to truncates, fusion proteins, muteins and chemical modifications of any or all of the aforementioned).

1.43           “Research Program” means the Research Program, as such term is defined in Amendment No. 6 dated April 9, 2008 to the Original Agreement (“Amendment No. 6”), conducted by Unigene prior to the Amendment Effective Date.  For ease of reference, Amendment No. 6 is attached to this Agreement as Appendix G.

1.44           “Research Results” means Research Results as such term is defined in Amendment No. 6.

1.45           “Similar Product” means, as it pertains to a particular Licensed Product for which there are Net Sales, a product that contains an oral formulation of PTH which is (a) not claimed by a Unigene Formulation Patent and/or (b) includes a PTH molecule other than the identical PTH molecule in that particular Licensed Product or in an Equivalent Product to such particular Licensed Product.

1.46           “Term” means the term of this Agreement as set forth in Section 10.1.

1.47           “Territory” means all the countries and territories of the world; provided that, should this Agreement expire as to any country or territory pursuant to Section 10.1, or should GSK terminate this Agreement as to any country or territory pursuant to Section 10.4, such country or territory shall no longer be considered within the Territory.  As used in this Agreement, “country” shall refer to country or territory, as appropriate.

1.48           “Third Party(ies)” means any party(ies) other than Unigene, GSK, or an Affiliate of either of them.

1.49          “Unigene Cell Bank” means either (a) bacterial, yeast, insect or mammalian source cells (host cells) claimed by Unigene Patent Rights or containing Unigene Know-How, or (b) a recombinant cell line claimed by Unigene Patent Rights or containing Unigene Know-How.

1.50           “Unigene Formulation Patent Rights” means: (i) all patents and patent applications in existence as of the Effective Date or arising during the Term of this Agreement claiming generically or specifically the formulation of PTH; and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, patents of additions, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in clause (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case which is owned or Controlled by Unigene as of the Effective Date or during the Term of the Agreement.  The current list of patent applications and patents encompassed within Unigene Formulation Patent Rights as of the Amendment Effective Date is set forth in Appendix A to this Agreement, attached hereto and incorporated herein.  Appendix A shall be updated on a semi-annual basis during the Term of the Agreement.  For the avoidance of doubt, Unigene Formulation Patent Rights shall include applicable Unigene Inventions to the extent covered by a Valid Claim.

1.51           “Unigene General Patent Rights” means: (i) all patents and patent applications in existence as of the Effective Date or during the Term of this Agreement claiming generically or specifically the manufacture, use or sale of an oral formulation of PTH, API or Licensed Product including, without limitation, a process for manufacturing PTH, API or Licensed Product, or an intermediate used in such process or a use of PTH, API or Licensed Product; and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, patents of additions, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in clause (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case which is owned or Controlled by Unigene as of the Effective Date or during the Term of the Agreement.  The current list of patent applications and patents encompassed within Unigene General Patent Rights as of the Amendment Effective Date is set forth in Appendix A.  Appendix A shall be updated by Unigene on a semi-annual basis during the Term of the Agreement.  For the avoidance of doubt, Unigene General Patent Rights shall include applicable Unigene Inventions  and the UT Patent.

1.52           “Unigene Know-How” means all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, which are necessary or useful for the development, testing, use, manufacture or sale of API, PTH or Licensed Product and which is in the possession of and owned or Controlled by Unigene.  Unigene Know-How does not include any Unigene Inventions for so long as such are included in the Unigene Patent Rights.  For avoidance of doubt, Unigene Know-How shall include Unigene Inventions to the extent not included in the Unigene Patent Rights.  Unigene Know-How shall be Confidential Information of Unigene.

1.53           “Unigene Patent Rights” means Unigene Formulation Patent Rights and Unigene General Patent Rights.

1.54           “UT Patent” means U.S. Patent No. ***.

1.55           “UT Patent License Agreement” means the license agreement between Unigene and the University of Texas relating to the UT Patent, dated February 1, 2003.

1.56           “Valid Claim” means either: (i) a claim of an issued patent within Unigene Patent Rights, GSK Patent Rights or Joint Patent Rights, as applicable, that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or (ii) a claim of a pending patent application within Unigene  Patent Rights, GSK Patent Rights or Joint Patent Rights, as applicable, that has not been outstanding for more than three (3) years, nor abandoned or finally rejected without the possibility of appeal or refiling.

1.57           “Work Plan” means the plan of activities that has been or is to be conducted by Unigene, including the Phase II Development Plan, as further described in Section 4.2, and as set forth in Appendix B to this Agreement, attached hereto and incorporated herein.

1.58           Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
AAA	11.5.2.1
Alliance Manager	4.4.3
Amendment No. 6	1.43
Annual worldwide Net Sales	3.2(a)(6)
Arbitration Request	11.5.2
Compensatory Payment	4.4.4
Decision Period	4.3
Deferred Milestone	3.2(a)(5)
Dependent GSK Improvements	2.2.1
Enforcing Party	6.4.1
Executive Officers	11.5.1
GSK Inventions	6.1.1
GSK Marks	6.10
Joint Inventions	6.1.1
JPC	6.7
JSC	4.4.1
Milestone(s)	3.2(a)
Opinion	3.9.2
Outside Expert	3.9.1
Phase II Report	4.2
Project Team	4.4.2
Quarterly Payment	3.4.2
Second generation Licensed Product	3.3
SPC	6.8
Substantial Equivalent Competition	3.4.3
Substantial Similar Competition	3.4.4
Upfront Fee	3.1.1

ARTICLE 2
LICENSE GRANTS

2.1           License Grant from Unigene to GSK.

2.1.1           Subject to the terms and conditions of this Agreement, including Section 2.1.3 below, Unigene hereby grants to GSK (i) an exclusive license under the Licensed Technology, to make, have made, use, sell, offer for sale and import Licensed Product in the Territory in the Field and (ii) an exclusive license under the Licensed Technology, to make, have made, use, and import API and PTH in the Territory; provided that the foregoing licenses as they pertain to the UT Patent shall be non-exclusive and limited to the “Licensed Territory” and “Licensed Field”, as those terms are defined in the UT Patent License Agreement.  The foregoing licenses include the right to sublicense on written terms consistent with all relevant restrictions, limitations and obligations in this Agreement, and subject to the terms of this Agreement as to (a) the using, selling, offering for sale and importing of Licensed Product, (b) the using and importing of API and PTH, and (c) subject to Section 2.1.2, the making and having made of API, PTH and Licensed Product.

2.1.1.1                 GSK may request, in GSK’s sole discretion, that the Parties enter into good faith negotiations regarding the grant of rights to GSK under Licensed Technology to commercialize a drug product in a formulation containing or incorporating PTH in combination with a peptide or peptidomimetic compound that is not proprietary to GSK and, in the event Unigene has not granted, or is not presently in discussions regarding the grant of such rights to a Third Party, the Parties shall enter into such negotiations.

2.1.2           GSK has the right to sublicense all aspects of secondary manufacture of Licensed Product (i.e., the manufacture of Licensed Product other than manufacture of API and PTH) without further consent or approval of Unigene.  If, during the Term, GSK elects not to manufacture API or PTH itself for Licensed Product, and the Parties do not agree to a supply agreement pursuant to Section 5.2, GSK may select a Third Party manufacturer to produce API and/or PTH required by GSK; provided, however, that prior to contracting with a Third Party manufacturer to produce API and/or PTH, GSK shall consult with Unigene to ensure that the Third Party manufacturer is acceptable to Unigene, and Unigene shall not unreasonably withhold or delay its consent to the retention by GSK of the Third Party manufacturer.  Should GSK contract with a Third Party for the manufacture of API and/or PTH pursuant to this Section, GSK shall ensure that such Third Party agrees to keep confidential any Unigene Know-How provided to it, under confidentiality provisions no less stringent than those applicable to Unigene and GSK under Article 8.

2.1.3           Notwithstanding the grant of an exclusive license to GSK under Section 2.1.1, Unigene shall retain the right to use the Licensed Technology solely to fulfill its obligations under the Phase II Development Plan and Work Plan, and to manufacture PTH for a Third Party or for GSK in accordance with Article 5, but only to the extent that (i) such PTH is not the identical PTH molecule as is then being developed and/or commercialized by GSK anywhere in the Territory in the Field; and (ii) Unigene has obtained a binding contractual commitment of the Third Party that such PTH shall not be used by the Third Party or any of its partners, agents or licensees for oral delivery of PTH in the Field in the Territory.  Any contract that Unigene enters into with a Third Party shall include the right of GSK to enforce such contract on behalf of Unigene against the Third Party.

2.2           License Grant from GSK to Unigene.

2.2.1           GSK hereby grants to Unigene an exclusive, perpetual, irrevocable license, with the right to grant sublicenses, under GSK Inventions (including all GSK Patents and GSK Know-How related thereto) and GSK’s interest in Joint Inventions (including all Joint Patents and Joint Know-How related thereto) developed with the use of Unigene Know-How (other than Unigene Inventions) and which GSK Inventions and Joint Inventions constitute improvements, modifications and/or enhancements of such Unigene Know-How (“Dependent GSK Improvements”) for all purposes, including, but not limited to, making, having made, using, selling, offering to sell, developing, marketing, and distributing drug product, all subject to the reservation of GSK’s rights in Section 2.2.2.

2.2.2           Notwithstanding the license grant in Section 2.2.1, GSK reserves the exclusive (even as to Unigene) right, under GSK’s interest in all Dependent GSK Improvements and otherwise under all GSK Inventions and GSK’s interest in Joint Inventions, to make, have made, use, sell, offer for sale and import Licensed Products in the Territory in the Field.  The Parties further agree that, upon GSK’s request, the Parties shall enter into good faith negotiations regarding the grant of royalty-bearing rights back to GSK under Unigene’s interest in the Dependent GSK Improvements to commercialize drug product other than Licensed Product in the Territory in the Field, in the event Unigene has not granted, or is not presently in discussions regarding the grant of, such rights to a Third Party.

2.3          Cell Banks.  All right, title and interest in and to any Unigene Cell Bank set forth on Appendix E (including without limitation the underlying cell line) belong to Unigene, and are included in the Unigene Know-How and/or, to the extent included therein, Unigene Patent Rights, and are therefore included within the license grant in Section 2.1.1.  Appendix E shall be amended promptly in writing by the Parties from time to time, as additional Unigene Cell Banks may be provided or created in accordance with the Agreement.  In furtherance of the foregoing, the Parties agree and acknowledge that:  (a) in the event that (i) Unigene provides a Unigene Cell Bank to GSK, and (ii) GSK does no more to the Unigene Cell Bank than create a new master or working cell bank from that cell bank or change the media and/or the host cell, wherein if the host cell is changed and the new host cell is known in the public domain, then Unigene shall continue to own such Unigene Cell Bank in both its original and newly created forms, and the newly created form shall be added to Appendix E; and (b) in the event GSK solely creates a Cell Bank that utilizes Unigene Patent Rights and/or Unigene Know-How and which newly created Cell Bank incorporates GSK intellectual property in its plasmid vector or the host cell such that a new host cell that contains GSK Know-How or GSK intellectual property is created, such newly created Cell Bank (and any cell line based on such Cell Bank) shall be owned solely by GSK, shall not be set forth on Appendix E and shall be deemed a Dependent GSK Improvement.  For clarity, nothing in this Agreement grants to Unigene rights to such incorporated GSK intellectual property independent of GSK Dependent Improvements.  To facilitate amendment of Appendix E, GSK shall use Commercially Reasonable Efforts to provide prompt written notice to Unigene of the creation of any additional Cell Bank using any Unigene Cell Bank, Unigene Patent Rights and/or Unigene Know-How.  Any information shared with Unigene in this regard shall be deemed Confidential Information under this Agreement.

ARTICLE 3
PAYMENTS

3.1           Upfront Fee to Unigene.

3.1.1           GSK shall pay to Unigene an upfront fee of four million U.S. dollars (U.S. $4,000,000), which amount shall be non-refundable and not creditable against other amounts due Unigene under this Agreement (the “Upfront Fee”).  The Upfront Fee shall be payable by wire transfer of immediately available funds in accordance with wire transfer instructions of Unigene provided in writing to GSK on or prior to the Amendment Effective Date.  The Upfront Fee shall be paid within ten (10) Business Days after GSK’s receipt of an invoice from Unigene on or after the Amendment Effective Date, which invoice shall be sent in PDF format to Carla.B.Crawford@gsk.com with a copy to Mark.R.Hancock@gsk.com (or such other e-mail address(es) as may be notified to Unigene by GSK).

3.1.2          The Upfront Fee shall be used by Unigene solely to cover the costs of the conduct of the Phase II Development Plan that are incurred prior to or after the Amendment Effective Date (those costs incurred prior to the Amendment Effective Date to include only those as outlined in the Work Plan attached as Appendix B).  No later than forty-five (45) days after the end of each Calendar Quarter during which Unigene is conducting activities under the Phase II Development Plan, Unigene will submit to GSK reasonable documentation as may be requested by GSK, setting forth the costs incurred for such activities and the funds from the Upfront Fee that were applied to such costs for the preceding Calendar Quarter.

3.2           Milestone Payments to Unigene.

(a)           Licensed Product.  In partial consideration for the license to Licensed Technology granted to GSK under Section 2.1 of this Agreement, GSK shall pay Unigene the following amounts following the first achievement by Unigene, GSK, its Affiliates or sublicensees, as the case may be, of each of the following milestones with respect to the Licensed Product (“Milestones”):

	Milestone	Amounts
1.	Upon enrollment of the first patient by or on behalf of GSK in the first study using repeat dose to measure PK and pharmacodynamics in post-menopausal women	***
2.	Research Results Purchase Price	***
3.	Commencement of Phase II Clinical Study	***
4.	Completion of Phase II Clinical Study Patient Enrollment	U.S. $4,000,000
5.	Commencement of Phase III Clinical Studies	***
6.	Acceptance of NDA in the United States	***
7.	Acceptance of MAA in Europe	***
8.	Acceptance of MAA in Japan	***
9.	U.S. NDA Approval	***
10.	Approval of MAA in Europe	***
11.	MAA Pricing Approval in at least three (3) of the European Major Markets	***
12.	Approval of MAA in Japan	***
13.	MAA Pricing Approval in Japan	***
14.	Annual worldwide Net Sales of Licensed Product equal to or greater than $500,000,000	***
15.	Annual worldwide Net Sales of Licensed Product equal to or greater than $1,000,000,000	***

provided that:

(1)          GSK shall provide written notice of achievement of a Milestone to Unigene within five (5) Business Days after such event.  Unigene shall provide an invoice to GSK within ten (10) Business Days of receipt of the notification.  Notwithstanding the foregoing, with respect to Milestone 4, Unigene shall provide (i) an invoice to GSK upon achievement of such Milestone 4, which invoice shall be sent in PDF format to GSK’s Alliance Manager and Carla.B.Crawford@gsk.com with a copy to Mark.R.Hancock@gsk.com (or such other e-mail address(es) as may be notified to Unigene by GSK), and (ii) documentation reasonably necessary to demonstrate to GSK that Unigene has fulfilled its payment obligations accrued through the date of the invoice with respect to the conduct of the Phase II Development Plan to the extent that such documentation has not already been provided under Section 3.1.2, and (iii) an updated Unigene cash flow projection from the date of the invoice through the estimated completion date of the Phase II Development Plan.  GSK shall pay Unigene each milestone amount within ten (10) Business Days of receipt of each applicable invoice from Unigene;

(2)          each such payment shall be made only one time, based upon the first Licensed Product to achieve a particular Milestone, regardless of how many times such Milestone is achieved;

(3)          except as otherwise provided in this Agreement, payment shall not be owed for a Milestone that is not achieved;

(4)          each such payment shall be non-refundable and non-creditable (except with respect to Milestone 4 as described in Section 4.3.1) to GSK against other amounts due to Unigene under this Agreement;

(5)          each of Milestones 1, 2 and 3 (the “Deferred Milestones”) will be paid by GSK only in the event that GSK elects to continue development of the Licensed Product as further described in Section 4.3.  In furtherance of the foregoing, GSK  acknowledges that Unigene delivered the Research Results from the Research Program to GSK on September 20, 2010 and fully complied with its requirements with respect to such delivery as outlined in Amendment No. 6, and the Parties acknowledge that no payment shall be made to Unigene from GSK for such Research Results except in the event that the Deferred Milestones (including Milestone 2 for Research Results Purchase Price) become payable in accordance with Section 4.3.1; and

(6)          “annual worldwide Net Sales” as used in this Section shall mean the aggregate Net Sales for all Licensed Product in a Calendar Year across all countries in the Territory.

3.3           Second Generation Licensed Product.  In partial consideration for the license to Licensed Technology granted to GSK under Section 2.1 of this Agreement, should GSK, in its sole discretion and at its option, undertake development of a second generation Licensed Product and achieve ***for such second generation Licensed Product, GSK shall pay to Unigene *** U.S. dollars (U.S. ***), which amount shall be non-refundable and not creditable against other amounts due Unigene under this Agreement.  For purposes of this Section 3.3, “second generation Licensed Product” shall mean a Licensed Product which enters Phase I after First Commercial Sale of a different Licensed Product.  GSK shall provide written notice to Unigene immediately upon such *** for the second generation Licensed Product.  GSK shall pay Unigene within ten (10) Business Days of receipt of an invoice, which invoice shall be sent in PDF format to GSK’s Alliance Manager and Carla.B.Crawford@gsk.com with a copy to Mark.R.Hancock@gsk.com (or such other e-mail address(es) as may be notified to Unigene by GSK).  Except for the fee set forth in this Section 3.3, there shall be no other milestone payments for each such second generation Licensed Product.

3.4           Unigene Formulation Patent Rights Royalties.

3.4.1           Royalties on Net Sales where Valid Claim of Unigene Formulation Patent Rights Exists.  In partial consideration of the license and rights granted under Unigene Formulation Patent Rights hereunder, GSK shall pay royalties to Unigene on Net Sales of all Licensed Products covered by a Valid Claim of Unigene Formulation Patent Rights as follows:

(a)           *** of annual Net Sales up to *** U.S. dollars (<U.S. ***);

(b)           *** of annual Net Sales including and in excess *** U.S. dollars (>U.S. ***) up to *** U.S. dollars (<U.S. ***);

(c)           *** of annual Net Sales including and in excess of *** U.S. dollars (>U.S. ***) up to *** U.S. dollars (<U.S. ***); and

(d)           *** of annual Net Sales including and in excess of ***, *** U.S. dollars (>U.S. ***);

provided that, for purposes of this Section, achievement of the Net Sales thresholds set forth above shall be determined by adding the total annual Net Sales of all Licensed Products during each Calendar Year in all countries of the Territory in which there is a Valid Claim of Unigene Formulation Patent Rights claiming the particular Licensed Product at the time such Net Sales of such Licensed Product occur.

By way of example, if the annual Net Sales were *** U.S. dollars (U.S.***), then the royalties due under this Section would be *** U.S. dollars (U.S. ***), calculated as (U.S. *** x ***%) plus (U.S. *** x ***%).

3.4.2           Payment of Royalties.  Payment of royalties shall be made forty-five  (45) days after the end of each Calendar Quarter on all Net Sales in the preceding quarter (“Quarterly Payment”).  Each Quarterly Payment shall be accompanied by a report detailing the total Net Sales by country in the Territory for the preceding Calendar Quarter, and, if GSK is claiming a reduced royalty rate under Section 3.4.3 or 3.4.4, the sales volume of the Equivalent Product or Similar Product.  In the event that a Net Sales threshold as described in Section 3.4.1 is met during a Calendar Quarter, all subsequent Quarterly Payments in that Calendar Year shall be made at the higher applicable royalty rate.  If applicable, GSK shall include in the Quarterly Payment applicable to the fourth Calendar Quarter of each Calendar Year, any additional royalties owed for Net Sales in such Calendar Year, based on the annual Net Sales for such Calendar Year.

3.4.3           Royalty where Substantial Equivalent Competition Exists.  Where Substantial Equivalent Competition by an Equivalent Product exists in a country in which a Licensed Product covered by a Valid Claim of Unigene Formulation Patent Rights is being sold, the applicable royalties set forth in Section 3.4.1 on Net Sales in such country shall be reduced by *** percent (***%) for each Calendar Quarter in which Substantial Equivalent Competition exists.  “Substantial Equivalent Competition” means the situation where an Equivalent Product achieves *** percent (***%) or more sales (by volume) of the Licensed Product in such country, as measured by IMS or an equivalent Third Party service acceptable to both Parties, on a monthly basis for each month of a Calendar Quarter.

3.4.4           Royalty where Substantial Similar Competition Exists.  In the event Section 3.4.3 does not apply, where Substantial Similar Competition by a Similar Product exists in a country in which a Licensed Product covered by a Valid Claim of Unigene Formulation Patent Rights is being sold, the applicable royalties set forth in Section 3.4.1 on Net Sales in such country shall be reduced by *** percent (***%) for each Calendar Quarter in which Substantial Similar Competition exists.  “Substantial Similar Competition” means the situation where a Similar Product achieves *** percent (***%) or more sales (by volume) of the Licensed Product in such country, as measured by IMS or an equivalent Third Party service acceptable to both Parties, on a monthly basis for each month of a Calendar Quarter.

3.4.5           Single Royalty; Non-Royalty Sales.  No royalty shall be payable under Section 3.4.1 above with respect to sales of the Licensed Product among GSK, its Affiliates and sublicensees for resale to a Third Party.  In no event shall more than one such royalty be due Unigene hereunder with respect to the sale of each Licensed Product, even if such Licensed Product is covered by more than one Valid Claim within the Unigene Formulation Patent Rights.

3.5           Royalties on Net Sales where No Valid Claim of Unigene Formulation Patent Rights Exists.  In the event that no royalty on certain Net Sales is paid under Section 3.4 because the Licensed Product for sale is not covered by a Valid Claim of Unigene Formulation Patent Rights, then as further consideration for the licenses granted to GSK under Section 2.1 of this Agreement, GSK shall pay to Unigene *** percent (***%) of the otherwise applicable royalty rate set forth in Section 3.4.1 on such Net Sales.  Where either Substantial Equivalent Competition or Substantial Similar Competition exists in such country where the Licensed Product is not covered by a Valid Claim, the royalty rate outlined in Section 3.4 on Net Sales in such country shall be reduced by *** percent (***%) for each Calendar Quarter in which Substantial Equivalent Competition or Substantial Similar Competition exists, as applicable.

3.6           Royalty Term.  The obligation of GSK to pay royalties under Section 3.4 shall continue for each Licensed Product on a Licensed Product-by-Licensed Product and country-by-country basis, until such time as there are no Valid Claims covering the manufacture, sale or use of such Licensed Product in such country.  The obligation of GSK to pay royalties under Section 3.5 shall continue for each Licensed Product on a Licensed Product-by-Licensed Product basis and country-by-country basis until *** (***) years from the date of First Commercial Sale of such Licensed Product in such country.  In the event that the obligation of GSK to pay royalties under Section 3.4.1 as to a Licensed Product expires prior to *** (***) years from the date of First Commercial Sale of such Licensed Product, upon such expiration, GSK shall pay royalties under Section 3.5 as to such Licensed Product.

3.7           Third Party Fees or Royalties.  GSK shall be fully responsible for the payment of any additional royalties, license fees, milestones and any and all other payments due to Third Parties other than those due under the UT Patent License Agreement (which are the sole responsibility of Unigene) that are required for GSK or its licensees to develop, manufacture, use, market, sell or import PTH or Licensed Product, until First Commercial Sale of Licensed Product.  After First Commercial Sale, Unigene shall be responsible for *** percent (***%) of royalties due Third Parties (other than with respect to the UT Patent, as described above) which are directly related to GSK or its licensees’ manufacture, use, sale or import of Licensed Technology, at GSK’s request and upon provision of sufficient documentation by GSK to show the existence of such an obligation and its direct relation to the Licensed Technology.  Unigene shall meet its responsibility for such payments solely in the form of deductions from Quarterly Payments, and in no event shall such deductions exceed *** percent (***%) of any Quarterly Payment.  GSK shall consult with Unigene before entering into any agreement which might subject Unigene to obligations under this Section 3.8; however, GSK shall retain the right of final decision.

3.8           Third Party Payments - *** Patent.

3.8.1           Unigene Notification Regarding *** Patent.  Notwithstanding Unigene’s obligations under Section 3.8 of this Agreement to reimburse part of certain Third Party payments, Unigene shall have no such obligation to make any such payments for use of technology claimed in the *** Patent in the event that: (i) Unigene notifies GSK in writing that it believes that the method of manufacture of the API and/or the Licensed Product is not within the scope of any claim of the *** Patent; and (ii) GSK does not respond in writing to Unigene within forty-five (45) days of receipt of Unigene’s notice.  In the event GSK provides written response to Unigene, GSK will notify Unigene of its election to have an outside patent expert (“Outside Expert”) who is not affiliated with either Party determine whether the method of manufacturing the API and/or the Licensed Product is within one or more claims of the *** Patent, in accordance with Section 3.9.2 below.

3.8.2           Outside Expert Opinion on Scope of *** Patent.  In the event that GSK gives notice to Unigene under Section 3.9.1 that GSK elects an Outside Expert determination, the Parties shall promptly select a mutually acceptable objective patent expert to act as Outside Expert and shall supply such Outside Expert with such materials and information as either Party may deem relevant, or as the Outside Expert may request.  The Outside Expert will be asked to render a full and well reasoned, written opinion (“Opinion”) that the Outside Expert believes that it is more likely than not that either:

(1)           the manufacturing process for the API and/or Licensed Product is within the scope of the *** Patent; or

(2)           the method of manufacturing the API and/or Licensed Product is outside the scope of the *** Patent.

The Outside Expert, in rendering this Opinion, shall utilize only the facts and materials provided by the Parties and shall apply the body of law relevant to patent claim interpretation for infringement purposes (including doctrine of equivalents and file history estoppel analysis), as set forth in Title 35 of the United States Code and related case law.  The Opinion shall contain the Outside Expert’s explanation for his conclusions and shall be provided to both parties promptly after completion.

3.8.3           Effect of Opinion.  In the event that the Outside Expert determines that the method of manufacturing the API and/or Licensed Product is not within the scope of the *** Patent, then Unigene shall not be required to reimburse GSK with respect to the *** Patent, and GSK shall reimburse Unigene for all deductions from Quarterly Payments related to use of technology claimed in the *** Patent made after the date of notice provided under Section 3.9.1, such reimbursement to be made no later than the next Quarterly Payment after the date of the Opinion set forth in Section 3.9.2.  In the event that the Outside Expert determines that the method of manufacturing the API and/or the Licensed Product is within the scope of the *** Patent, then Unigene’s obligation of reimbursement under Section 3.7 with respect to the *** Patent shall continue uninterrupted.

3.8.4           Fees.  The fees paid to the Outside Expert shall be borne equally between the Parties.

3.8.5           Finality.  The Opinion of the Outside Expert shall be final for the purposes of determining Unigene reimbursement obligations under Section 3.7 of this Agreement with respect only to the *** Patent, and shall not be appealable by either Party.  However, the procedure set forth in Section 3.9 may be repeated upon the request of either Party in the event that the method of manufacturing the API and/or Licensed Product is substantially changed and/or the *** Patent is reissued subsequent to the rendering of an Opinion by an Outside Expert.

3.9           Currencies.  Payments under this Agreement shall be made in United States Dollars.  Revenues and expenses for each country shall be converted into United States Dollars using the applicable exchange rate for converting such local currency to the United States Dollar in accordance with the average exchange rates as calculated and utilized by GSK’s group reporting system and published accounts.  As of the Amendment Effective Date, the method utilized by GSK’s group reporting system uses spot exchange rates sourced from Reuters/Bloomberg.

3.10           Manner of Payments.  All sums due to Unigene under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account as Unigene shall designate.  GSK shall notify Unigene as to the date and amount of any such wire transfer to Unigene at least two (2) Business Days prior to such transfer.  Interest for payments that are not paid within thirty (30) days of the date on which they were due shall accrue at one percent (1%) per month or portion thereof from the date payment was due.

3.11           Tax Withholding.  Any tax, duty or other levy paid or required to be withheld by GSK or its sublicensees on account of royalties or other payments payable to Unigene under this Agreement shall be deducted from the amount of royalties or payments otherwise due, provided that GSK shall make such deductions only to the minimum extent required by the relevant jurisdiction.  GSK shall secure and send to Unigene proof of any such taxes, duties or other levies withheld and paid by GSK or its sublicensees for the benefit of Unigene, and cooperate at Unigene’s reasonable request to ensure that amounts withheld are reduced to the fullest extent permitted by the relevant jurisdiction.

3.12           Financial Records and Audits; Unigene’s Right to Audit.  Unigene, at its own cost, through an independent auditor reasonably acceptable to GSK, may inspect and audit the records of GSK pertaining to the sale of Licensed Product and any royalties due to Unigene under Section 3.4.  GSK shall provide such auditors with access to the records during reasonable business hours.  Such access need not be given to any such set of records more often than once each year or more than three (3) years after the date of any report to be audited, and the auditors shall report to Unigene only the amount of royalty due.  Unigene shall provide GSK with written notice of its election to inspect and audit the records related to the royalty due hereunder not less than thirty (30) days prior to the proposed date of review of GSK’s records by Unigene’s auditors.  GSK shall maintain sufficient records to permit the inspection and auditing permitted hereunder for three (3) years after the date of each respective reporting period.  GSK shall prepare its records and reports according to generally accepted accounting principles of the United States.  Should the auditor find any underpayment of royalties by GSK, GSK shall promptly pay Unigene the amount of such underpayment, plus interest at the rate of one percent (1.0%) per month or portion thereof on the amount of any underpayment from the date payment was due, and shall reimburse Unigene for the cost of the audit should such underpayment equal or exceed *** percent (***%) of royalties paid during the time period audited.

ARTICLE 4
DEVELOPMENT AND COMMERCIALIZATION

4.1             Licensed Product Development and Commercialization by GSK.  Except for Unigene’s responsibilities to carry out the Phase II Development Plan, GSK shall undertake and resource all development of Licensed Product during the Term, and GSK shall use Commercially Reasonable Efforts to develop Licensed Product(s) in the Field in the Territory for so long as it retains full rights thereto under this Agreement, and shall bear all costs it incurs in conducting such development, including, without limitation, expenses incurred in conducting clinical trials.  During the Term, GSK shall use Commercially Reasonable Efforts, at its sole expense, to commercialize and distribute Licensed Product(s) in the Field in the Territory for so long as GSK retains rights thereto under this Agreement.  GSK shall have the sole discretion, using Commercially Reasonable Efforts, to decide whether to commercialize a Licensed Product in a country in the Territory.

4.2             Licensed Product Development and Other Responsibilities of Unigene.

4.2.1           Phase II Development Plan.  Unigene shall use Commercially Reasonable Efforts to conduct development activities for the Licensed Product as set forth in the Phase II Development Plan.  The initial Phase II Development Plan including the costs to be covered by the Upfront Fee is set forth in the Work Plan attached hereto as Appendix B.  The Phase II Development Plan may be amended by the Project Team, subject to the approval of the JSC.  Except as provided in the Phase II Development Plan, all other development of Licensed Product will be GSK’s responsibility as described in Section 4.1.  Within five (5) Business Days after the finalization of the Phase II clinical study report with respect to the conduct of the Phase II Development Plan, prepared in accordance with the ICH Harmonised Tripartite Guideline Structure and Content of Clinical Study Reports (the “Phase II Report”), Unigene shall provide GSK with written notice of completion of the Phase II Development Plan, along with such Phase II Report.  Unigene shall also provide GSK with such additional information with respect to the results, findings and data generated under the Phase II Development Plan as may be reasonably requested by GSK.  For the avoidance of doubt, GSK requests for such additional information shall not alter the Decision Period set forth in Section 4.3.

4.2.2           Breach of Phase II Development Plan.  In the event that, prior to completion of the Phase II Development Plan by Unigene, GSK notifies Unigene in writing that Unigene has committed a material breach in the performance of the Phase II Development Plan, and if such material breach is not cured within sixty (60) days after receipt of such written notice from GSK with respect to such default, then GSK shall have the following rights with respect to any ongoing clinical trials of Licensed Product conducted by Unigene under the Phase II Development Plan: (i) the Parties shall cooperate to facilitate the orderly transfer to GSK of the conduct of such clinical trials as soon as reasonably practicable, subject to requirements of law, (ii) until such time as the conduct of such clinical trials has been successfully transferred to GSK, Unigene shall continue such clinical trials at Unigene’s expense, (iii) following the date on which the conduct of such clinical trials has been successfully transferred to GSK, GSK shall use Commercially Reasonable Efforts to complete such clinical trials and shall be solely responsible for all costs and expenses of such ongoing clinical trials, and (iv) within five (5) Business Days after the finalization of the Phase II II Report, GSK shall provide Unigene with written notice of completion of the Phase II Development Plan, along with such Phase II Report.  In the event that GSK incurs costs of the clinical trial prior to transfer to GSK as described in (ii) above, then the following terms shall apply: (1) GSK shall be permitted to deduct *** percent (***%) of such costs from the payment of future milestones and royalties to Unigene, and (2) GSK shall be entitled to make payments to Unigene for the Deferred Milestones at *** percent (***%) of the amounts set forth in Section 3.2 when and if they become due.  For the avoidance of doubt, and by way of example only, if GSK incurs *** Dollars (U.S. ***) for the conduct of the clinical trial prior to such clinical trial being transferred to GSK, and GSK has already paid to Unigene *** Dollars (U.S. ***) for achievement of Milestone 4, and the Deferred Milestones subsequently become due, then GSK would owe to Unigene a total of *** Dollars (U.S. ***) calculated as follows:  *** (***% of *** in total Deferred Milestones less *** (creditable payment for achievement of Milestone 4)), less *** (***% of the clinical trial costs incurred by GSK).

4.2.3           Other Unigene Responsibilities.  During the Term, Unigene shall use Commercially Reasonable Efforts to conduct the activities (other than the Phase II Development Plan as described in Section 4.2.1) set forth in the Work Plan.

4.2.4           Unigene FTE Payments.  As consideration for work conducted by Unigene FTEs in accordance with the Work Plan and/or as authorized by the JSC or Project Team, GSK shall pay Unigene *** U.S. dollars (U.S. ***) per year per Unigene FTE, which rate shall increase each Calendar Year upon the anniversary date of the Effective Date by a percentage equal to the increase in the CPI, All Urban Consumers, in the previous Calendar Year, and shall reimburse Unigene for all preapproved out-of-pocket costs and expenses (including, but not limited to, reasonable travel and hotel costs) consistent with the Work Plan and/or as authorized by the JSC or Project Team.  Subject to Sections 4.4.4 and 4.4.5, the maximum FTE payments payable to Unigene are set forth in Appendix B. For the avoidance of doubt, the maximum cost of Four Million Dollars ($4,000,000.00) for the conduct of the Phase II Development Plan, as set forth in Appendix B, is to be covered using the Upfront Fee, and therefore, unless the provisions of Sections 4.4.4 and 4.4.5 apply, GSK shall not be responsible for additional payments to Unigene for FTEs with respect to the conduct of the Phase II Development Plan.

4.3           GSK Development Decision.  GSK shall provide written notice to Unigene, not later than seventy-five (75) days after the date on which Unigene has provided the Phase II Report to GSK or, in the event Section 4.2.2 is applicable, within one hundred twenty (120) days after the date on which GSK has provided the Phase II Report to Unigene (the “Decision Period”) specifying that either (i) GSK agrees to continue further clinical development of the Licensed Product in accordance with the terms of this Agreement, or (ii) GSK elects not to continue further clinical development of the Licensed Product.

4.3.1          Decision to Continue Development.  If GSK provides written notice to Unigene within the applicable Decision Period that it will continue further clinical development of the Licensed Product, then within ten (10) days of Unigene’s receipt of such notice, Unigene shall provide an invoice to GSK setting forth a request for payment of the total amount of the Deferred Milestones, less the *** dollars (U.S. ***) paid by GSK to Unigene for achievement of Milestone 4, for a total of *** dollars (U.S. ***) subject to any further adjustment that may be required under Section 4.2.2.  Such invoice shall be sent in PDF format to GSK’s Alliance Manager and Carla.B.Crawford@gsk.com with a copy to Mark.R.Hancock@gsk.com (or such other e-mail address(es) as may be notified to Unigene by GSK), and GSK shall pay Unigene within ten (10) Business Days of receipt of such invoice.  Within thirty (30) days after GSK makes payment to Unigene in accordance with this Section 4.3.1, Unigene shall use reasonable efforts to transfer and deliver to GSK the nonclinical and clinical data resulting from the conduct of the Phase II Development Plan, as described in the Work Plan.  For the avoidance of doubt, the foregoing transfer does not include and is separate from a transfer of manufacturing technology, which is handled pursuant to Section 5.2.  The Parties shall cooperate with each other to facilitate orderly transition and uninterrupted development of the Licensed Product from Unigene to GSK.

4.3.2          Decision to Not Continue Development.  If GSK (i) has provided written notice to Unigene pursuant to Section 4.3 that it has elected to not continue further clinical development of the Licensed Product, or (ii) has not provided the written notice required to be provided to Unigene pursuant to Section 4.3 within the Decision Period, then Unigene shall have the right to immediately terminate this Agreement upon written notice to GSK, with such termination effective on the date such notice is received by GSK.  For avoidance of doubt, the foregoing termination provision shall be in addition to, and not a replacement of, the other termination rights afforded to the Parties in Article 10 of this Agreement.

4.4           Governance.

4.4.1          Joint Steering Committee.  Within sixty (60) days after the Amendment Effective Date, the Parties shall establish a Joint Steering Committee (the “JSC”).  The JSC shall have review and oversight responsibilities for all activities to be performed under the Work Plan, discuss and attempt to resolve any deadlocked issues arising at the Project Team, review and approve any amendments to the Work Plan, including the Phase II Development Plan, and serve as a forum for discussion of other issues arising under the Agreement regarding the development, manufacturing or commercialization of the Licensed Product from time to time.  The JSC shall meet as often as agreed upon by the Parties, which shall be at least semi-annually during the conduct of the Phase II Development Plan at such places (or by teleconference or videoconference) and times agreed by the Parties; provided that the term of the JSC shall cease upon receipt by GSK of the first Approval of the Licensed Product.  The JSC shall be comprised of GSK representatives and up to two (2) representatives from Unigene (or such other number of representatives as the Parties may agree); provided, that the GSK representatives and the Unigene representatives shall be authorized by GSK or Unigene, respectively, to have decision-making capabilities with respect to the types of matters discussed and decided upon at the JSC.  The Unigene members of the JSC shall be provided with a copy of all reports to or by the JSC, including summaries of JSC meetings, meeting materials and minutes, at the same time such reports are provided to GSK members of the JSC.  Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 11.4 of this Agreement.  Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC.  Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JSC as a non-voting participant, subject to the confidentiality obligations of Article 8.  A representative of GSK shall be designated as the chairperson to oversee the operation of the JSC.  Each Party shall bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.  All decisions of the JSC on matters for which it has responsibility shall be made unanimously; provided, that any decision that cannot be made unanimously by the JSC, including decisions referred to the JSC by the Project Team, shall be finally decided by GSK.

4.4.2          Project Team.  Promptly after the Amendment Effective Date, GSK shall form a project team to coordinate the development and manufacturing of API and Licensed Product (the “Project Team”).  The Project Team will be comprised of an equal number of GSK personnel and Unigene personnel who are responsible for conducting and progressing the work outlined in the Work Plan.  Such Project Team shall meet as often as agreed upon by the Parties, which shall be at least quarterly during the conduct of the Phase II Development Plan at such places (or by teleconference or videoconference) and times agreed by the Parties; provided that the term of the Project Team shall cease upon completion of the Phase II Development Plan and manufacturing technology transfer (if applicable).  The Project Team shall report to the JSC and will be primarily responsible for the day-to-day management of the conduct of the Phase II Development Plan, reviewing data resulting from such studies and trials, proposing amendments to the Phase II Development Plan to the JSC, and facilitation of the manufacturing technology transfer referred to in Section 5.2.  All decisions of the Project Team on matters for which it has responsibility shall be made unanimously.  In the event that the Project Team is unable to reach a unanimous decision within fifteen (15) calendar days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue submitted to the JSC for resolution in accordance with Section 4.4.1.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the Project Team, including all travel and living expenses.

4.4.3          Alliance Managers.  Promptly after the Amendment Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”).  Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC as a non-voting observer, subject to the confidentiality provisions of Article 8.  The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  The Alliance Managers shall also be responsible for assisting the JSC in performing its oversight responsibilities with respect to the activities of the Project Team as well as by preparing and finalizing the minutes from meetings of the JSC.  The name and contact information for such Alliance Managers, as well as any replacement(s) chosen by Unigene or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 11.4 of this Agreement.  After the expiration of the term of the JSC, the Alliance Managers shall continue to act as the primary point of contact for the Parties regarding the activities contemplated by this Agreement, and GSK shall continue to have final decision making authority over all further development and commercialization by GSK of the Licensed Product in the Territory.

4.4.4          Certain Principles of Governance.  Notwithstanding anything contained herein to the contrary, none of the JSC, Project Team, Alliance Managers or JPC shall have any authority or power to amend or modify the terms or provisions of this Agreement; provided, that for the avoidance of doubt, the foregoing is not intended to prevent the JSC, Project Team, Alliance Managers or JPC from performing its or their obligations and responsibilities under this Agreement.  To the extent that GSK, in exercising its final decision-making authority in accordance with Section 4.4.1 or the Parties, determines that amendments are required to be made to the Work Plan, and such amendments would impose on Unigene additional obligations, including financial obligations or additional FTE requirements in excess of those outlined in the Work Plan as of the Amendment Effective Date, or would materially delay the timing of the completion of the Phase II Development Plan from what the Parties anticipated as of the Amendment Effective Date, then the following principles shall apply:  (i) in the case of amendments creating additional obligations on Unigene, GSK shall provide Unigene with funding to cover the costs of all such financial obligations and FTE requirements, or (ii) in the case of an anticipated delay in completion of the Phase II Development Plan solely in the event that GSK has exercised its final decision-making authority in accordance with Section 4.4.1 because the Parties were unable to reach a unanimous decision on amending the Phase II Development Plan in a manner that would result in such delay, GSK shall make monthly payments to Unigene for such delay as described in Section 4.4.5 (each such monthly payment  referred to herein as “Compensatory Payments”).  For the avoidance of doubt, if only (ii) above occurs, then GSK will be responsible for paying only the Compensatory Payment, but shall not provide additional funding, including FTE funding, for the applicable period of delay.

4.4.5          Additional Funding.  If GSK is required to provide funding to Unigene as described in Section 4.4.4 due to amendments to the Work Plan, then GSK shall make such payments to Unigene on a monthly basis prior to Unigene incurring any such costs, and within thirty (30) days after receipt of an invoice from Unigene, describing in detail the work to be performed by Unigene FTEs, a breakdown of hours of work to be performed, other costs expected to be incurred by Unigene in the applicable month, or the Compensatory Payment, as applicable under the circumstances, and any other supporting documentation requested by GSK.   Notwithstanding the foregoing, GSK shall not be responsible for additional costs required due to Unigene’s negligence or a failure by Unigene to use Commercially Reasonable Efforts with respect to implementation of the Work Plan, including the Phase II Development Plan (including, for the avoidance of doubt, cash flow expenses associated with a delay in the conduct of the Phase II Development Plan due to Unigene’s negligence or failure to use Commercially Reasonable Efforts with respect thereto).  In the event that a Compensatory Payment is due to Unigene in accordance with Section 4.4.4(ii) above, the following principles shall apply: (i) at the time GSK exercises its final decision-making authority to amend the Phase II Development Plan in a manner that will cause a delay, the Parties shall agree (subject to GSK’s final decision-making authority) on the then-current estimated end date of the Phase II Development Plan and the period of delay beyond such estimated end date; (ii) the Compensatory Payment will be an amount equal to the monthly rate of net cash used in operating activities as set forth in Unigene’s most recent 10-Q or 10-K filing with the Securities and Exchange Commission; provided, that such monthly rate shall in no event exceed *** Dollars (***); (iii) GSK shall pay Unigene the Compensatory Payment on a monthly basis (as described above) for the period of delay agreed upon under Section 4.4.5(i); provided, that if the delay is longer than agreed or determined by GSK, then GSK shall make Compensatory Payments for up to two (2) additional months after the estimated delay period; and provided, further that if the delay exceeds such additional two (2) months, then GSK shall not be obligated to make further Compensatory Payments and the Parties shall meet as soon as reasonably practicable to mutually agree on the future conduct and financing of the Phase II Development Plan; and (v) Compensatory Payments shall be creditable against the payment of future milestones payable to Unigene, including the Deferred Milestones.

4.5           Compliance.  The Parties shall conduct all of their respective development activities under this Agreement in good scientific manner, and in compliance in all material respects with applicable laws and the policies set forth in the attached Exhibit F (to the extent such policies are applicable to the activities being conducted by that Party) and, to the extent applicable, all other requirements of current good manufacturing practice, current good laboratory practice and current good clinical practice.

ARTICLE 5
SUPPLY AND MANUFACTURE

5.1           API Supply.  Upon GSK’s request, the Parties shall negotiate in good faith the terms of supply for API for GSK clinical development or commercialization of Licensed Product, such terms to include a supply price for API set at ***.  Notwithstanding this Section 5.1, GSK reserves the right to supply its requirements of API and/or Licensed Product (which Licensed Product can be supplied either alone or from a contract manufacturer, subject to Section 2.1.2) in order to develop and commercialize Licensed Product for GSK and/or its Affiliates and sublicensees.  Further, notwithstanding the license grant to GSK in Section 2.1, the Parties acknowledge that Unigene has produced, and will be responsible for additional required production of, clinical supplies of API and finished product for the Phase II clinical trial to be carried out under the Phase II Development Plan.

5.2           Transfer of Manufacturing Technology from Unigene.  At the appropriate time, the Parties shall coordinate the transfer of manufacturing technology not previously transferred prior to the Amendment Effective Date to enable GSK to procure its own supply of API and/or Licensed Product.  The Unigene FTEs required for the transfer of manufacturing technology, if any, will be outlined in the Work Plan and may be included in the Project Team in accordance with Section 4.4.2.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1           Ownership of Inventions.

6.1.1           Inventions.  With respect to inventions and intellectual property relating to Licensed Product or work performed under this Agreement arising during the Term: (i) title to all inventions and intellectual property made solely by Unigene employees or its agents without inventive contribution by GSK employees or its agents shall be owned by Unigene (each, a “Unigene Invention”); (ii) title to all inventions and intellectual property made solely by GSK employees or its agents hereunder without inventive contribution by Unigene employees or its agents shall be owned by GSK (each, an “GSK Invention”); and (iii) title to all inventions and intellectual property made jointly by employees or the agents of GSK and Unigene shall be jointly owned by Unigene and GSK (each a “Joint Invention”).

6.1.2           Inventorship.  Inventorship and rights of ownership of inventions and other intellectual property rights conceived and/or reduced to practice in connection with the development activities hereunder shall be determined in accordance with the patent laws of the United States.  It is understood that (i) except with respect to the rights granted and reserved pursuant to Article 2 and (ii) as to all Joint Inventions other than Joint Patent Rights in the Field which are subject to the license granted in Section 2.1 and for the duration of such license, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign, mortgage or exploit a Joint Invention by reason of joint ownership of any such intellectual property, and may otherwise undertake all activities a sole owner might undertake with respect to such inventions without the consent and without accounting to the other joint owner, except as otherwise provided in this Agreement or as the Parties may otherwise agree in writing.

6.2           Disclosure of Unigene Patent Rights.  Unigene warrants and represents that it has disclosed to GSK the patent application numbers and filing dates of all patent applications filed by Unigene as of the Amendment Effective Date which relate to Licensed Product as well as all material information received as of the Amendment Effective Date concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Unigene Patent Right anywhere in the Territory.

6.3           Filing, Prosecution, Maintenance.  Each Party shall promptly notify the other, and each shall likewise inform the JPC on at least a quarterly basis, upon the making, conceiving or reducing to practice of any intellectual property, invention or discovery referred to in Section 6.1.1.  With respect to any such invention:

6.3.1           GSK shall have the first right, using in-house or outside legal counsel selected at GSK’s sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all GSK Inventions and Joint Inventions in countries of GSK’s choice throughout the Territory with appropriate credit to Unigene representatives, including the naming of such representatives as inventors where appropriate and in accordance with the relevant legal requirements.  GSK shall bear all costs relating to such activities which occur at GSK’s request or direction.  GSK shall solicit Unigene’s advice and review via the JPC of the nature and text of any such patent applications to the extent such are related to Licensed Products and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and GSK shall take into account Unigene’s reasonable comments related thereto.

6.3.2           Unigene shall have the first right, using in-house or outside legal counsel selected at Unigene’s sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such Unigene Inventions, as well as all other Unigene Patent Rights, in countries of Unigene’s choice throughout the Territory, for which Unigene shall bear the costs.  Unigene shall solicit GSK’s advice and review via the JPC, of the nature and text of such patent applications to the extent such are related to Licensed Products and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and Unigene shall take into account GSK’s reasonable comments related thereto.

6.3.3           If GSK, prior or subsequent to filing patent applications on any GSK Inventions or a Joint Invention in the Territory elects not to file, prosecute or maintain such patent applications or ensuing patents or claims encompassed by such patent applications or ensuing patents in any country of the Territory, as the case may be, GSK shall give Unigene notice thereof within a reasonable period prior to allowing such patent applications or patents or such claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and Unigene shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in the applicable country.

6.3.4           If Unigene, prior or subsequent to filing patent applications on any Unigene Inventions, elects not to file, prosecute or maintain such patent applications or ensuing patents or claims encompassed by such patent applications or ensuing patents in any country of the Territory, Unigene shall give GSK notice thereof within a reasonable period prior to allowing such patent applications or patents or such claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and GSK shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in the applicable country.

6.3.5           The Party filing patent applications for Joint Inventions shall do so in the name of and on behalf of both GSK and Unigene.  Each of Unigene and GSK shall hold all information it presently knows or acquires under this Section that is related to all such patents and patent applications as Confidential Information under this Agreement.

6.3.6           Each Party shall cooperate with the other via the JPC as reasonably requested to effect the provisions of this Section 6.3.

6.4           Enforcement.

6.4.1           Unigene Patent Rights.  Subject to Section 6.4.2 below, in the event that a Party learns that any Unigene Patent Rights necessary for the manufacture, use and/or sale of a Licensed Product are infringed or misappropriated by activities of a Third Party in the Field with respect to a product that is competitive with a Licensed Product in any country in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, such Party shall promptly notify the other Party hereto.  GSK shall have the initial right (but not the obligation) to enforce such Unigene Patent Rights, or defend any declaratory judgment action with respect thereto, at its expense, and to use Unigene’s name in connection therewith; provided that such use without Unigene’s written consent may only occur where required by law for GSK to bring such action.  In the event that GSK fails to initiate a suit to enforce such Unigene Patent Rights against such a Third Party in any jurisdiction in the Territory within ninety (90) days after notification of such infringement, Unigene may initiate such suit in the name of the Unigene with regard to the applicable Unigene Patent Rights against such infringement, at the expense of Unigene, and to use GSK’s name in connection therewith; provided that such use without GSK’s written consent may only occur where required by law for Unigene to bring such action.  The Party involved in any such claim, suit or proceeding (the “Enforcing Party”), shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding.  Unigene and GSK shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party.  Any excess amount shall be distributed between the Enforcing Party and the other Party in the ratio equivalent to the profit GSK derives from Licensed Product in the Territory relative to the royalty Unigene derives from Licensed Product in the Territory, with the Enforcing Party receiving the larger proportion of the excess amount, provided that in no event shall a Party receive a proportion of the excess amount less than the proportion of the total out-of-pocket expenses paid by such Party.

6.4.2           Jointly Owned Patents.  Notwithstanding Section 6.4.1 above, in the event that any Joint Patent Right is infringed or misappropriated by a Third Party, GSK and Unigene shall discuss whether, and, if so, how, to enforce or defend such Joint Patent Right in an infringement action, declaratory judgment or other proceeding.  In the event only one Party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense, and may retain any recovery; provided, at the request and expense of the participating Party, the other Party agrees to cooperate and join in any proceedings in the event that a Third Party asserts that the co-owner of such Joint Patent Right is necessary or indispensable to such proceedings.

6.5           Infringement Claims.  If the manufacture, sale or use of any Licensed Product in the Territory pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Unigene or GSK, such Party shall promptly notify the other Party hereto.  If GSK is not named as a Party in such a claim, suit or proceeding, GSK may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding.  Unigene agrees not to oppose such intervention.  If GSK, and not Unigene, is named as a Party to such claim, suit or proceeding, GSK shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice, however Unigene, at its own expense and through counsel of its own choice, may seek to intervene if the claim, suit or proceeding relates to the commercialization of the Licensed Product in the Field, and in such event, GSK agrees not to oppose such intervention.  If GSK is named as a Party and Unigene shall, at any time, tender its defense to GSK, then GSK shall defend Unigene in such claim, suit or proceeding, at GSK’s own expense and through counsel of its own choice, and GSK shall control the defense and settlement of any such claim, suit or proceeding; provided, GSK shall not enter into any agreement which (i) extends or purports to exercise GSK’s rights under Unigene’s Licensed Technology beyond the rights granted pursuant to this Agreement, (ii) makes any admission regarding (a) wrongdoing on the part of Unigene, or (b) the invalidity, unenforceability or absence of infringement of any Unigene Patent Rights or Joint Patent Rights, without the prior written consent of Unigene, which consent shall not be unreasonably withheld.  The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.  Nothing in this Section 6.5 shall limit or modify the provisions of Article 9, which may apply to such infringement claims as discussed herein.

6.6           Litigation Activities Update.  The Parties shall keep one another informed via the JPC of the status of and of their respective activities regarding any litigation or settlement thereof other concerning, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Article 6 may be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

6.7           Joint Patent Committee.  Within sixty (60) days after the Amendment Effective Date, the Parties shall establish a Joint Patent Committee (the “JPC”).  The JPC shall remain in place, unless otherwise agreed by the Parties, until the expiration or termination of this Agreement.  The JPC shall be comprised of an equal number of representatives from each of GSK and Unigene; provided, that there shall not be more than two (2) representatives from each Party.  Each Party may replace any or all of its representatives on the JPC at any time upon written notice to the other Party in accordance with Section 11.4 of this Agreement.  The JPC shall meet at least two (2) times per year, unless otherwise agreed by the Parties, either in person, by teleconference or by video conference, on such dates and at such places and times agreed by the Parties.  The JPC shall be a forum for the Parties to discuss material issues and provide input to each other regarding the Unigene Patent Rights, GSK Patent Rights and Joint Patent Rights, including the prosecution, maintenance, enforcement and defense thereof.  The JPC shall be responsible for formulating a strategy for the protection of formulation, dosing, method of use and other intellectual property rights related to PTH and Licensed Products, as well as discussing any Inventions arising under this Agreement.  Specifically, Unigene will disclose to GSK via the JPC and GSK will disclose to Unigene the complete texts of all patent applications filed by Unigene and GSK after the Amendment Effective Date which relate to Licensed Product as well as all information received after the Amendment Effective Date concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Unigene Patent Right or GSK Patent Right anywhere in the Territory.  GSK and Unigene shall have the right to review all such pending applications and other proceedings and make recommendations to GSK or Unigene as the circumstances require concerning them and their conduct.  GSK and Unigene agree to keep the JPC promptly and fully informed of the course of patent prosecution or other proceedings by means that include providing the JPC with copies of substantive communications, search reports and Third Party observations submitted to or received from patent offices throughout the Territory.  Each Party shall bear all expenses it incurs in regard to participating in all meetings of the JPC, including all travel and living expenses.  Decisions of the JPC on matters for which it has responsibility shall be made by either GSK or Unigene, as set forth elsewhere in this Article 6.

6.8           GSK’s Extensions of Unigene Patent Rights, Pipeline Protection and Supplementary Patent Certificates (“SPCs”)

6.8.1           Patent Extensions.  GSK shall have the right but not the obligation to seek extensions of the terms of Unigene Patent Rights.  At GSK’s request, Unigene shall either authorize GSK to act as Unigene’s agent for the purpose of making any application for any extensions of the term of Unigene Patent Rights and provide reasonable assistance therefor to GSK or shall diligently seek to obtain such extensions, in either event, at GSK’s expense.

6.8.2           SPCs.  At GSK’s request and expense, Unigene shall seek to obtain SPCs based on Unigene Patent Rights or authorize GSK to obtain SPCs based on Unigene Patent Rights on Unigene’s behalf where GSK holds an NDA or MAA, GSK shall at its sole discretion provide to Unigene a copy of said NDA or MAA and any information necessary for the purpose of obtaining an SPC based on a Unigene Patent Right.

6.8.3           Pipeline Protection.  At GSK’s request and expense, Unigene shall cooperate with GSK to obtain “pipeline” protection for Unigene Patent Rights which may be available under the patent laws of countries in the Territory in which the patent laws thereof are amended to provide improved protection for Licensed Product.

6.9           Unigene’s Additional Patent Protection.  Notwithstanding Sections 6.8.1 and 6.8.2, Unigene shall have the right, but not the obligation, to seek extensions of the terms of Unigene Patent Rights and to seek to obtain SPCs based on Unigene Patent Rights at its own expense.  At Unigene’s request, GSK shall provide to Unigene a copy of any requested NDA or MAA where GSK holds such NDA or MAA, and any information necessary for the purpose of seeking such extensions of Unigene Patent Rights and obtaining SPCs.

6.10           Trademarks.  GSK, its Affiliates, and its sublicensees shall have the right to market Licensed Product under their own labels, tradenames, and trademark(s) (collectively, the “GSK Marks”) and GSK shall solely own such GSK Marks.  GSK shall be responsible for the selection of all GSK Marks that it employs in connection with Licensed Product in the Territory and shall own and Control such GSK Marks and retain ownership upon termination or expiration of this Agreement, except as provided in Section 10.6.1.6.  GSK shall be responsible for filing, registering and maintaining all GSK Marks throughout the Territory.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1           Warranties.

7.1.1           Unigene.  Unigene warrants and represents to GSK that, as of the Amendment Effective Date:

(i)           except as otherwise disclosed to GSK, it has full Control of the Licensed Technology to grant the rights and licenses granted hereunder, and that it otherwise has the full right and authority to enter into this Agreement;

(ii)           there are no existing or threatened actions, suits or claims pending against it with respect to the Licensed Technology or its right to enter into and perform its obligations under this Agreement;

(iii)           it has not granted, and will not grant during the Term of this Agreement, any right, license or interest in or to the Licensed Technology that is in conflict with the rights or licenses granted under this Agreement, nor has it encumbered any Unigene Know-How and/or Unigene Patent Rights, except as set forth on Appendix D, attached hereto and incorporated herein;

(iv)           to the best of its knowledge, there is nothing in any Third Party agreement Unigene has entered into which will limit in any way Unigene’s ability to perform all of the obligations undertaken by Unigene hereunder, and it will not enter into any agreement after the Amendment Effective Date under which Unigene would incur any such limitations;

(v)           subject to its obligation to grant a sublicense to GSK to the UT Patent, it has no knowledge from which it concludes that the Unigene Patent Rights are invalid or that their exercise would infringe patent rights of Third Parties, and it has no knowledge from which it concludes that the process by which it manufactures API or Licensed Product, or anticipated components thereof, and all intermediates of such process, would infringe patent rights of Third Parties in any country in which the API or Licensed Product, or anticipated components thereof, is produced as well as in all countries of the Territory;

(vi)           Unigene has not intentionally omitted to furnish GSK with any information requested by GSK, nor intentionally concealed from GSK, any information in its possession concerning PTH or Licensed Product, or anticipated components thereof, or the transactions contemplated by this Agreement, which would be material to GSK’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein;

(vii)           it has not intentionally concealed from GSK the existence of any pre-clinical or clinical data or information concerning PTH or the Licensed Product, or anticipated components thereof, which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of PTH or the Licensed Product, or anticipated components thereof;

(viii)           it will perform all of its obligations under the UT License Agreement, will maintain such agreement in full force and effect, and will not terminate or amend the UT License Agreement without GSK’s written approval; and

(ix)          it will cause to be transferred to GSK, a copy of Unigene Know-How relating to PTH and the Licensed Product, including manufacture of API, as set forth in Appendix C to this Agreement, attached hereto and incorporated herein and in accordance with Section 5.2 and the other provisions of this Agreement.

7.1.2           GSK.  GSK warrants and represents to Unigene that, as of the Amendment Effective Date:

(i)           it has the full right and authority to enter into this Agreement;

(ii)           there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement;

(iii)           it has not granted, and it will not grant during the Term of this Agreement, any right, license or interest in or to the Licensed Technology, GSK Patent Rights, GSK Know-How, Joint Patent Rights, and/or Joint Inventions which is in conflict with the rights or licenses granted to Unigene under this Agreement;

(iv)           there is nothing in any Third Party agreement GSK has entered into which, in any way, will limit GSK’s ability to perform all of the obligations undertaken by GSK hereunder, and it will not enter into any agreement after the Effective Date under which GSK would incur any such limitations; and

(v)           to the best of its knowledge, it has not intentionally omitted to furnish Unigene with any information requested by Unigene, nor has it intentionally concealed from Unigene any information in its possession concerning PTH or Licensed Product, or anticipated components thereof, or the transactions contemplated by this Agreement, which would be material to Unigene’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

(vi)           to the best of its knowledge, there is nothing in any Third Party agreement GSK has entered into which will limit in any way GSK’s ability to perform all of the obligations undertaken by GSK hereunder, and it will not enter into any agreement after the Amendment Effective Date under which GSK would incur any such limitations.

7.1.3           Mutual.  Each Party hereby represents and warrants to the other Party, as of the Amendment Effective Date, that:

(i)           such Party is duly organized, validly existing and in good standing under applicable laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(ii)           such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, including obtaining the consent of Third Parties, if applicable; and

(iii)           this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof.

7.2           Covenants.

7.2.1          Each Party warrants and represents to the other that, during the Term, it will not enter into any agreement with any Third Party relating to the development of a drug product for oral administration containing or incorporating PTH.  In the event that GSK is considering the development of a drug product other than Licensed Product, using the identical PTH molecule as is used in a Licensed Product, before GSK begins development, GSK will provide notice to Unigene of the contemplated development, and the parties shall enter into good faith discussions regarding the development of such product, and the use of Unigene technology therein.  This Section 7.2 does not limit in any way the scope or exclusivity of the license grants in Section 2.

7.2.2           Unigene shall use reasonable efforts to comply with the terms of the Financing Agreement while performing the Phase II Development Plan..

ARTICLE 8
CONFIDENTIALITY AND EXCHANGE OF INFORMATION

8.1           Confidential Information.   Except as expressly provided herein, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

(1)           was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(2)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(3)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(4)           was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party; or

(5)           was subsequently disclosed to the receiving Party by a person other than a Party without breach of any legal obligation to the disclosing Party.

8.2           Permitted Disclosures.  Each Party hereto may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in connection with the conduct of the development activities to be conducted hereunder, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

8.3           Public Announcements.  No public announcement or other disclosure to Third Parties concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure.  The Party desiring to make any such public announcement or other disclosure (including those which are legally required or may be required for recording purposes) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be at least five (5) Business Days prior to release of such proposed announcement or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure.  Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.  Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; thereafter, Unigene and GSK may each disclose to Third Parties the information contained in such press release and Q&A without the need for further approval by the other.

8.4           Publications.  Nothing herein shall be construed to prevent GSK from disclosing any information received from Unigene hereunder to an Affiliate, sublicensee, distributor or Third Party research or clinical contractor of GSK; provided, in the case of a sublicensee, distributor or Third Party research or clinical contractor of GSK, such sublicensee, distributor, or Third Party research or clinical contractor of GSK has undertaken a similar obligation of confidentiality with respect to the Confidential Information. Neither Party shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information pertaining to Licensed Product without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, and shall be promptly given or refused.

8.5           Bankruptcy.  All Confidential Information disclosed by one Party to the other shall remain the intellectual property of the disclosing Party.  In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other Party under this Agreement remains the property of the other Party, and (ii) of the confidentiality obligations under this Agreement.  In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party’s Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

8.6           Clinical Trial Register.  GSK shall have the right to publish the results or summaries of results of all clinical trials (including meta-analysis or observational studies) conducted by or on behalf of GSK with respect to PTH or Licensed Products in any clinical trial register maintained by GSK or its Affiliates and the protocols of clinical trials relating to PTH or Licensed Products on www.ClinicalTrials.gov (and/or in each case publish the results, summaries and/or protocols of clinical trials on such other websites and/or repositories as required by Applicable Laws or GSK’s or its Affiliates’ policies).  Each such publication made in accordance with this Section 8.6 shall not be a breach of the confidentiality obligations provided in this Article 8.

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification of GSK.  Unigene shall indemnify and hold harmless GSK and its Affiliates, and their respective directors, officers, employees, agents and counsel, and the successors and assigns of the foregoing (the “GSK Indemnitees”), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a Third Party against a GSK Indemnitee, arising from or occurring as a result of: (i) the failure of API manufactured and supplied by Unigene pursuant to Section 5.1 to meet on delivery the Specifications agreed by the Parties, (ii) the failure by Unigene to obtain or maintain rights under Unigene Patent Rights sufficient to grant GSK an exclusive license in accordance with Article 2 of this Agreement; (iii) Unigene’s material breach of this Agreement, including the representations and warranties set forth in Section 6.2 and Article 7; or (iv) the conduct of the Phase II Development Plan, except, in the case of each of (i) – (iv), to the extent caused by the negligence or willful misconduct of GSK or to the extent that GSK is obligated to indemnify Unigene under Section 9.2 below.  It is understood that the foregoing indemnity under Section 9.1 shall not include any lost profits or consequential damages.

9.2           Indemnification of Unigene.  GSK and its Affiliates and sublicensees shall indemnify and hold harmless Unigene and its Affiliates and their respective directors, officers, employees, agents and counsel and the successors and assigns of the foregoing (the “Unigene Indemnitees”), from and against any and all liabilities, damages, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a Third Party against a Unigene Indemnitee, arising from or occurring as a result of: (i) the development, manufacturing, marketing and/or commercialization of API or Licensed Product by GSK or its Affiliates or sublicensees (including without limitation, Licensed Product liability claims); or (ii) GSK’s material breach of this Agreement, including the representations and warranties set forth in Article 7, except, in the case of each of (i) and (ii), to the extent caused by the negligence or willful misconduct of Unigene or to the extent that Unigene is obligated to indemnify GSK under Section 9.1.  It is understood that the foregoing indemnity under Section 9.2 shall not include any lost profits or consequential damages.

9.3           Procedure.  A Party (the “Indemnitee”) that intends to claim indemnification under this Article 9 shall promptly notify the other Party (the “Indemnitor”) in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, sublicensees or their directors, officers, employees, agents or counsel intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties.  The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9.  At the Indemnitor’s request, the Indemnitee under this Article 9, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

ARTICLE 10
TERM AND TERMINATION

10.1          Term.  This Agreement shall be effective as of the Amendment Effective Date, and unless earlier terminated pursuant to this Article 10, shall continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the date GSK and its Affiliates and sublicensees have no remaining royalty obligations in such country in accordance with Section 3.6.  Thereafter, GSK shall have a fully paid up, royalty free, perpetual, irrevocable, non-exclusive license, with the right to sublicense (as described in this Section 10.1), and GSK shall be free to make, have made, use and sell Licensed Product in such country and to use Unigene Know-How in such country in the Territory.  GSK’s right to sublicense as to making and having made API shall be subject to Section 2.1 for any new subcontracts to manufacture API or PTH entered into by GSK after expiration of GSK’s royalty obligations under Section 3.6, but only with respect to a Third Party with which GSK had not subcontracted prior to the expiration of its royalty obligations, which Third Party shall continue to be subject to confidentiality obligations no less stringent than those set forth in Article 8.

10.2           Termination for Material Breach.

10.2.1           Process.  Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and if such default is not corrected within sixty (60) days after receiving written notice from the other Party with respect to such default, such other Party shall have the right to immediately terminate this Agreement by giving written notice to the Party in default; provided, that the notice of termination is given within ninety (90) days after the expiration of the sixty (60) day cure period; and provided, further that the time period for providing such notice of termination may be extended in the non-defaulting Party’s discretion for so long as the Parties are engaged in good faith negotiations to resolve the situation.  Notwithstanding the above, in the case of a failure of GSK to pay any royalty due hereunder, the period for cure of any such failure to pay following notice from Unigene thereof shall be thirty (30) days and, unless payment is made by GSK within such period or unless GSK has notified Unigene that a good faith dispute exists regarding GSK’s failure to pay, the termination shall become effective at the end of such thirty (30) day period.

10.2.2           Disagreement.  If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 11.5.  From the date any claim of material breach is referred to the Executive Officers in accordance with Section 11.5.1 and for thirty (30) days thereafter, the time period during which the Party accused of an alleged breach must cure such alleged breach that is the subject matter of the dispute shall be suspended and no termination under Section 10.2.1 shall become effective.

10.3           Termination for Insolvency.  If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination.  All rights and distribution rights granted under or pursuant to the Agreement by Unigene to GSK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code.  The Parties agree that GSK, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by GSK of its preexisting obligations under the Agreement.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Unigene under the U.S. Bankruptcy Code, GSK shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to GSK (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by GSK, unless Unigene elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Unigene upon written request therefore by GSK, provided, however, that upon Unigene’s (or its successor’s) written notification to GSK that it is again willing and able to perform all of its obligations under this Agreement, GSK  shall promptly return all such tangible materials to Unigene , but only to the extent that GSK  does not require continued access to such materials to enable GSK to perform its obligations under this Agreement.

10.4           Termination by GSK.  GSK may terminate this Agreement in its sole discretion on a country-by-country basis, or in its entirety, by giving Unigene at least ninety (90) days written notice (with such written notice to include a reasonably detailed explanation of the reasons for the termination, including the applicable provision of this Section 10.4 and the supporting evidence therefore) thereof at any time for any of the reasons set forth below based on a reasonable determination by GSK, using the same standards GSK would use in assessing whether or not to continue development or commercialization of a product of its own making in its own portfolio, that:

(i)           the Licensed Product has:

(1)           safety concerns which do not justify continued development or commercialization, would significantly disadvantage the Licensed Product with respect to other compounds or products and/or would significantly reduce the value of the opportunity; or

(2)           efficacy concerns which do not justify continued development or commercialization, or would significantly disadvantage the Licensed Product with respect to other compounds or products and/or would significantly reduce the value of the opportunity; or

(3)           substantial difficulty in meeting developmental timelines; or

(4)           substantial increases in development costs from current projections;

(ii)           the cost of goods for commercial supply of Licensed Product would significantly reduce the value of the opportunity;

(iii)           changes to the osteoporosis market and/or the competitive environment reduce the sales forecast below a commercially viable threshold normally applied by GSK within its own portfolio;

(iv)           government, regulatory or another recognized institution imposes a new law or requirement, or establishes guidelines or a pattern of practice, which means:

(1)           the continued development or commercialization of the Licensed Product violates such a law or requirement, or

(2)           the value of the opportunity is significantly reduced, or

(3)           the pricing and/or reimbursement environment has changed in such a way as to significantly reduce the projected value of the opportunity, or

(4)           a condition in (i) or (iii) above becomes applicable.

Notwithstanding the foregoing, GSK may not effectively terminate this Agreement under this Section 10.4 any earlier than the date on which it receives notification from Unigene that Milestone 4 has been achieved and the corresponding payment is due (in which case GSK shall owe Unigene the Milestone 4 payment) unless GSK determines that there are material safety concerns which do not justify continued development or commercialization of the Licensed Product.

10.5           Termination Pursuant to Section 4.3.2.The Agreement may be terminated in its entirety by Unigene as described in Section 4.3.2.

10.6           Effects of Termination.

10.6.1           Upon termination by GSK pursuant to Section 10.4, or by Unigene pursuant to Sections 10.2, 10.3 or 10.5, the following terms shall apply either with respect to the relevant terminated countries of the Territory or on a worldwide basis, as applicable:

10.6.1.1                      All licenses granted to GSK under Section 2.1 shall terminate in each terminated country of the Territory, or on a worldwide basis, as applicable, and GSK grants to Unigene an exclusive, royalty-free, irrevocable, perpetual license, with the right to grant sublicenses, under GSK Patent Rights, GSK Know-How, Joint Patent Rights and Joint Inventions in each such terminated country or worldwide, as applicable, solely to make, have made, use, sell, offer for sale and import the Licensed Product; provided, that the foregoing license shall not include any license to develop or commercialize any drug product which does not include PTH, and any such license from GSK to Unigene for such other drug product under GSK Patent Rights, GSK Know-How, Joint Patent Rights and Joint Inventions (other than GSK Inventions and Joint Inventions licensed to Unigene pursuant to Section 2.2) shall be subject to good faith negotiation between the Parties, which negotiation may result in a grant of such license if GSK is not pursuing development of commercialization of such other drug product itself or with another company;

10.6.1.2                      GSK shall promptly return to Unigene all materials and tangible Confidential Information received from Unigene (except one copy of which may be retained by legal counsel for archival purposes) in the event the Agreement is terminated as a whole;

10.6.1.3                      If the Agreement is terminated after the First Commercial Sale of Licensed Product by GSK and/or its Affiliates and sublicensees in a particular country of the Territory, GSK and/or its Affiliates and sublicensees shall have the right to sell such Licensed Product or otherwise dispose of the stock of any API, PTH and Licensed Products then on hand for a period of six (6) months after the date of termination, subject the applicable terms of this Agreement, including, but not limited to, royalty obligations;

10.6.1.4                      At Unigene’s request, and within sixty (60) days thereof, GSK shall assign all regulatory filings and Approvals relating to the Licensed Product in each terminated country to Unigene (to the extent legally permissible in the relevant country).  Any costs incurred by GSK for such assignment or transfer shall be at GSK’s expense.  In the event that no such assignment and/or transfer may legally be made, then GSK shall surrender such regulatory approvals or applications for cancellation.  All data, files, materials, information, filings and Approvals related to Licensed Product in such terminated country thereafter shall be deemed to be Unigene’s Confidential Information and subject to the confidentiality provisions of this Agreement, and shall be transferred to the possession of Unigene;

10.6.1.5                      With respect to any ongoing clinical trials of PTH or Licensed Product conducted by GSK in a terminated country which are not relevant to Licensed Product in a non-terminated country: (i) the Parties shall cooperate to facilitate the orderly transfer to Unigene of the conduct of such clinical trials as soon as reasonably practicable, subject to requirements of law, (ii) until such time as the conduct of such clinical trials has been successfully transferred to Unigene, GSK shall continue such clinical trials at GSK’s expense (except in the case of termination by Unigene in the event of GSK’s insolvency under Section 10.3, in which case, Unigene shall be responsible for such costs) and (iii) following the date on which the conduct of such clinical trials has been successfully transferred to Unigene, Unigene shall be solely responsible for all costs and expenses of such ongoing clinical trials;

10.6.1.6                      At Unigene’s request, the Parties shall negotiate in good faith for an assignment by GSK to Unigene of GSK Marks in each terminated country that are in commercial use with the Licensed Product as of the effective date of termination (to the extent legally permissible in the relevant country) within a reasonable time after the effective date of termination, at no cost or expense to Unigene; and

10.6.1.7                      GSK shall promptly return to Unigene all Unigene Cell Banks, as well as Cell Banks which are Dependent GSK Improvements provided that Unigene’s rights to use Cell Banks which are Dependent GSK Improvements shall be subject to Section 10.6.1.1, if the Agreement is terminated as whole, or in the event Unigene requires such Cell Banks to supply Licensed Product in countries in which the Agreement is terminated, provided that in the event the Agreement is not terminated as a whole, the parties shall determine, in good faith, how to ensure that GSK retains the ability to supply its commercial requirements of License Products in those countries in which the Agreement has not been terminated.

10.6.2           Upon termination by GSK pursuant to Sections 10.3, the following terms shall apply:

10.6.2.1                      All licenses granted by Unigene to GSK under Section 2.1 shall survive and continue in full force, and GSK shall be obligated to continue to make payments under Article 3 to Unigene to the extent GSK continues to develop, use, market, sell or import PTH or Licensed Product in the Field in the Territory. For the avoidance of doubt, GSK shall continue to have the right to use all Unigene Cell Banks provided to GSK hereunder;

10.6.2.2                      The Parties shall have no further obligation to perform any activities under this Agreement other than as specifically provided for in this Agreement, including that Unigene shall cease any and all development activities under the Phase II Development Plan and the terms of Section 4.2.2 shall apply as if Unigene materially breached the performance of the Phase II Development Plan;

10.6.2.3                      Unigene shall promptly return to GSK all materials and tangible Confidential Information received from GSK (except one copy of which may be retained by legal counsel for archival purposes);

10.6.2.4                      At GSK’s request, Unigene shall assign to GSK all regulatory filings relating to the Licensed Product (to the extent legally permissible in the relevant country) within a reasonable time after GSK’s request.  Any costs incurred by Unigene for such assignment or transfer shall be at Unigene’s expense.  In the event that no such assignment and/or transfer pursuant to this Section may legally be made, then Unigene shall surrender such filings for cancellation.  All data, files, materials, information, filings and Approvals related to Licensed Product thereafter shall be deemed to be GSK’s Confidential Information and subject to the confidentiality provisions of this Agreement, and shall be transferred to the possession of GSK; and

10.6.2.5                      If, at the effective date of such termination, Unigene is  manufacturing API pursuant to an agreement entered into between the Parties pursuant to Section 5.1, or if the Parties have not yet completed the manufacturing technology transfer referred to in Section 5.2 to enable GSK to make or have made API, then the Parties shall use Commercially Reasonable Efforts to effectuate a manufacturing technology transfer as soon as reasonably practicable (which may include assignment to GSK of any agreements with contract manufacturers), but in no event later than sixty (60) days after the effective date of termination, to enable GSK to supply its own API for the continued development and commercialization of Licensed Product.

10.6.3           Accrued Obligations.  Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

10.7           Survival.  Sections 2.2.1; 3.2, 3.3, 3.4, 3.5 and 4.3.1 (all to the extent owed or unpaid), 3.7 and 3.8 (both to the extent owed or unpaid, but only with respect to activities which occur during the Term), 3.9, 3.10, 3.11, 3.12, ; 6.1; 6.3.1 and 6.3.2 (except with respect to coordination via the JPC); 6.3.3 and 6.3.5 (provided that the Parties will determine a means to cooperate with each other or keep each other informed with respect to activities under Sections 6.3.3 and 6.3.5); 6.4 and 6.5 (with respect to Joint Inventions, Joint Patents and infringements which occur during the Term); 6.6 (as applied to any matters surviving under Sections 6.4 and 6.5) 6.10; 7.1 and 7.2; and Articles 1, 8, 9, 10 and 11 shall survive the expiration or termination of this Agreement for any reason.  In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1           Governing Law.  This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania, U.S.A., and its form, execution, validity, construction and effect shall be determined in accordance with, and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to conflicts of laws principles.

11.2           Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

11.3           Assignment.  This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto; except either Party may assign this Agreement, without such consent, to (i) an Affiliate of such Party; or (ii) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, (whether by merger, reorganization, acquisition, sale, or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement.  The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

11.4           Notices.  Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx)), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other Parties hereto:

if to GSK:	GlaxoSmithKline
709 Swedeland Road
P.O. Box 1539
King of Prussia, PA 19406-0939
Attention: Senior Vice President, Worldwide Business Development
Telephone: 610-270-5397
Facsimile:   610-270-5880

With a copy (which shall not constitute notice) to:

GlaxoSmithKline
2301 Renaissance Boulevard
Mailcode RN0220
King of Prussia, PA 19406-2772
Attention: Vice President and Associate General Counsel, Business Development Transactions
Telephone: 610-787-4093
Facsimile:   610-787-7084

if to Unigene:	Unigene Laboratories, Inc.
81 Fulton Street
Boonton, NJ 07005
Attention:	Chief Executive Officer
Telephone:	973-265-1100 Ext. 220
Telecopy:	973-335-0972

with copy to:	Unigene Laboratories, Inc.
Corporate Legal Dept. 81 Fulton Street Boonton, NJ 07005
Attention:	General Counsel
Telephone:	973-265-1100 Ext. 204
Telecopy:	973-335-0972

11.5           Dispute Resolution.

11.5.1           Executive Officers.  Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the Chief Executive Officer of Unigene, or such other person as he or she designates from time to time, and the Chairman of R&D at GSK, or such other person as he or she designates from time to time (collectively, the “Executive Officers”), and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute pursuant to this Section 11.5.1 within thirty (30) calendar days of referring such dispute to the Executive Officers, then either Party may have the dispute settled by binding arbitration pursuant to Section 11.5.2; provided, that disputes that are subject to GSK’s final decision-making authority pursuant to Section 4.4.1 shall not be submitted to arbitration.  Notwithstanding the foregoing, disputes may be submitted to arbitration hereunder only after GSK has elected to continue with the development of the Licensed Product in accordance with Section 4.3, and disputes arising prior to GSK’s election to continue development of the Licensed Product in accordance with Section 4.3 may be resolved by any administrative or judicial mechanism which may be available to the Parties at such time.

11.5.2           Arbitration Request.  A Party intending to commence an arbitration proceeding to resolve a dispute must first provide written notice (the “Arbitration Request”) to the other Party of such intention, setting forth the issues for resolution, not less than ten (10) days prior to submitting the dispute to arbitration in accordance with this Section 11.5.2.  From the date of the Arbitration Request until such time as the dispute has become finally settled, the time period during which a Party alleged to have breached the Agreement under Section 10.2 must cure such alleged breach that is the subject matter of the dispute shall be suspended.

11.5.2.1                      The arbitration shall be held in Philadelphia, Pennsylvania, United States under the commercial arbitration rules of the American Arbitration Association (“AAA”).  The arbitration shall be conducted by one (1) arbitrator who shall (a) be a lawyer of not less than fifteen (15) years’ standing who is knowledgeable in the law concerning the subject matter at issue in the dispute, (b) not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party and (c) not have a conflict of interest under any applicable rules of ethics.  The arbitrator shall be selected by mutual agreement of the Parties, provided that if the Parties cannot agree on the arbitrator within ten (10) calendar days of the submission of the dispute to arbitration, the arbitrator shall be selected by the Philadelphia office of the AAA.

11.5.2.2                      Once the arbitrator has been selected, the Parties shall ensure that the hearing for the dispute is held within ninety (90) calendar days of submission of the dispute to arbitration.  Both Parties would make their submissions of evidence, including written statements of the Parties’ respective positions on the dispute in advance of the hearing.  Within thirty (30) calendar days following the submission of such evidence by the Parties, the arbitrator would conduct a one (1) day hearing and shall be required by the Parties to render a final decision within thirty (30) calendar days of such hearing.  The decision of the arbitrator would be final and binding.

11.5.2.3                      The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive, special, consequential, or any other similar form of damages.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance, but is not authorized to reform, modify or materially change this Agreement.  The award of the arbitrator shall be the sole and exclusive remedy of the Parties (except for those remedies set forth in this Agreement), the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator.  Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to it being vacated on grounds of fraud or clear bias on the part of the arbitrator, as demonstrated by clear and convincing evidence.  Notwithstanding anything contained in this Section 11.5.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to vacate or confirm an award of the arbitrator, to enforce the instituting Party’s rights hereunder through specific performance, injunction or other equitable relief, or to collect any monetary award of the arbitrator.

11.5.2.4                      Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).

11.5.2.5                      Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrators on the ultimate merits of any dispute.

11.5.2.6                      All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 8.

11.6           Force Majeure.                               Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, terrorism, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party.  The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the Parties hereto shall consult with respect to an equitable solution including the possible termination of this Agreement.

11.7           Independent Contractors.  Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute GSK or Unigene as partners or joint venturers in the legal sense.  No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

11.8           Other Obligations.  Except as expressly provided in this Agreement or as separately agreed upon in writing between Unigene and GSK, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

11.9           Severability.  If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.  In the event that the terms and conditions of this Agreement are materially altered as a result of the above, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities

11.10           Further Assurances.  At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.11           Entire Agreement.  This Agreement constitutes the entire agreement, both written or oral, with respect to the subject matter hereof, and supersedes and terminates all prior or contemporaneous understandings or agreements, whether written or oral, between GSK and Unigene with respect to such subject matter, including, but not limited to, the Original Agreement and the Confidential Disclosure Agreement dated October 18, 2001.  No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

11.12           Headings.  The captions to the Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

11.13           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[THIS SECTION LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated License Agreement to be duly executed by their authorized representatives as of the Amendment Effective Date.

UNIGENE LABORATORIES, INC.		GLAXOSMITHKLINE LLC

By:	/s/ Ashleigh Palmer	By:	/s/ William J. Mosher
Name:	Ashleigh Palmer	Name:	William J. Mosher
Title:	President & Chief Executive Officer	Title:	Vice President & Secretary

APPENDIX A
UNIGENE PATENT RIGHTS

I   Unigene Formulation Patent Rights (including Patent Applications)

Title/Description (Inventors)	Country	Application No.	Application Date	Patent No.	Grant Date	Normal Expiration Date (not including term extension)
***

II   Unigene General Patent Rights (Including Patent Applications)

Title/Description (Inventors)	Country	Application No.	Application Date	Patent No.	Grant Date	Normal Expiration Date (not including term extension)
***

WORK PLAN (CONTINUED)

ACTIVITY DESCRIPTION PHASE II DEVELOPMENT PLAN CLINICAL: ***	ESTIMATED PERIOD ***	DURATION	UNIGENE STAFF	MAXIMUM COST ($’000) $4,000

APPENDIX C:
Unigene Know-How and Technology Transfer

***

APPENDIX D
ENCUMBRANCES TO LICENSED TECHNOLOGY AS OF EFFECTIVE DATE

Patent Security Agreement between Unigene Laboratories and Jay Levy dated March 13, 2001.

The Financing Agreement

APPENDIX E
LICENSED CELL BANKS

Type	Designation (Designator)
***	***

EXHIBIT F
COMPLIANCE

A.  Ethical Conduct Requirements

Ethical Conduct

The Parties are committed to the highest standards of conduct in all aspects of their respective businesses and to conduct their business with honesty and integrity, and in compliance with all applicable legal and regulatory requirements.

•	Always act with integrity and honesty and protect the Parties’ public image and reputation in relationships with customers, competitors, suppliers, business partners and staff
•	Promptly raise any concerns about possible unethical or illegal conduct
•	Be free from actual or potential conflicts of interest that might influence, or appear to influence their judgment or actions when performing duties on behalf of the Parties
•
The Parties’ reputation and the respect of those who deal with the Parties must not be put at risk by acceptance of any entertainment, gifts or favors intended or perceived by others to influence their business judgment

•	Communications with external audiences, i.e., Investors and the Media, should be managed through appointed company spokespersons to minimize risk to the Parties’ reputation
•
Provide accurate and reliable information in records submitted, safeguard the Company’s confidential information, and respect the confidential information of other parties with whom the Company does business or competes

Management of Human Safety Information

The safeguarding of human subjects participating in clinical trials and patients who use devices or take investigational or licensed medicinal products, certain consumer healthcare products, vaccines, or biological products (the foregoing collectively referred to as the “Products”) is of paramount importance. Products would also include blinded, placebo, or control agents used in clinical studies.

Therefore, the Parties require a framework for management of Human Safety Information. The framework includes, but is not limited to:

•	Safety reviews of Products to evaluate emergent safety data
•	Creation of appropriate committees and safety departments to proactively address human safety throughout Product development
•
Reporting of Human Safety Information to safety departments in a timely fashion.  This includes any information relating to human health and/or wellbeing arising following exposure of humans to products including reports of drug abuse or overdose, reports of drug interaction, or information received as part of product complaints

Care and Ethical Treatment of Animals in Research

•                      Animals should be used in research only when required by regulatory authorities or where there are no alternatives through adherence to the “3R” Principles--reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used.  In addition, the Parties include two more R’s:  Responsibility and Respect for animals involved in animal research.

•                      The Parties believe in using the highest standards for the humane care and treatment of all animals used in research, development and testing, including adherence to the principles (listed below), and all applicable legal and regulatory requirements, with a default to which ever is more stringent.

•                      Access to species appropriate food and water
•                      Access to species specific housing, including species appropriate temperature and humidity levels
•                      Access to humane care and a program of veterinary care
•                      Animal housing that minimizes the development of abnormal behaviors and allows for normal species specific behavior,
•                      Adherence to principles of replacement, reduction and refinement in the design of in vivo studies
•                      Study design reviewed by institutional ethical review panel
•                      Commitment to minimizing pain and distress during in vivo studies
•                      Work performed by appropriately trained staff
•                      No Great Apes should be used for research

B.  Requirements for Engaging External Experts and Healthcare Professionals

Use of External Experts within R&D

The Parties believe that the engagement of external experts in R&D should be done in accordance with the following principles:

1.	There must be a legitimate need for the services of the expert that cannot be fulfilled in-house, and the minimum number of experts needed should be used
2.	Selection of experts should be based solely on the expert’s qualifications and expertise in the subject matter for which such expert is retained
3.	The expert’s services must be documented in a written signed agreement
4.	Compensation must be based on fair market value for the services provided
5.
Reimbursement or pre-payment for costs associated with travel, lodging, meals and hospitality (i.e. refreshments, background music at meetings) for an expert are acceptable if permitted by all law for the location in which the services are rendered and are modest in value

6.	Experts shall not receive any gifts of any value, especially where the expert is also a healthcare professional
7.
Gift includes anything of value, regardless of amount, given to show friendship, appreciation, or support, including meals, entertainment or recreational activities (excludes fair market value for services rendered).

8.
Healthcare Professionals includes, but is not limited to, physicians, their allied health professionals, and medical office staff.  This term also applies to pharmacists and employees of pharmacy benefit managers.

C. Requirements for Funding for Charitable Donations and External Science/Medical Programs

Charitable Donations

Charitable donations to an eligible Health-Related Organization are allowed.  Charitable donations of either funds or in-kind support are permitted if they are for the purpose of advancing the general mission of an eligible, health-related recipient organization and if they are not tied or directed to a specific event or program.

To be considered eligible for a donation, the health-related organization must meet all of the following:
•                      Non-profit organization
•                      The organization’s principle mission involves advancing science, medicine, or public health (collectively, a “health-related” mission)
•                      The organization does not prescribe, purchase or recommend the Parties products, unless the request for a charitable donation for such an organization is for a widely publicized fund-raising event or campaign in support of the health-related mission of the organization
•                      The organization, as well as its management and leadership, are independent of the control of the Parties or undue influence of any of the Parties’ employees or agents

Even if the health-related organization is eligible to receive a charitable donation, the donation may not be provided if a donation is intended:
•                      As a means of rewarding the prescribing, recommending, or use of the Parties products or services, including the influencing of formulary inclusion or placement
•                      As a means of promoting the use of the Parties products or services. Return on investment (ROI) analyses are not permitted
•                      As a means of supporting political causes or candidates
•                      As a means of supporting any organization or activity without a direct and bona fide scientific, medical, or public health purpose

General Requirements for US Independent Medical Education

Funding for External Science/Medical Programs (FESMP) means financial support of specific activities intended to further the progress of science, scientific/medical education, and the public health, for which the Parties will not take any intellectual property or other proprietary interest.

•                      A recipient of FESMP must be reasonably qualified to conduct high quality educational programs, research, or other activity being funded

•                      FESMP is not permitted if used as a means of rewarding the prescribing, recommending, or use of the Parties products or services, including the influencing of formulary inclusion/placement
•                      A recipient of FESMP must agree to make meaningful disclosure of any financial sponsorship from the partner
•                      FESMP may not be “expensed” or paid with the personal funds of an employee or contractor, and then reimbursed
•                      FESMP is not permitted as a means of supporting political causes or candidates
•                      FESMP is not permitted if used as a means of supporting any organization or activity without a direct and bona fide scientific, medical, or public health purpose
•                      FESMP must comply with all substantive and procedural requirements established by the law where the program or activity potentially being funded will take place

D.  Clinical Research Requirements

Maintaining the Confidentiality of Protected Medical Information

The Parties respect the confidential nature of protected medical information (PMI) originating from both healthy and patient volunteers involved in clinical, genetic, and other research work or from staff employed by the Parties. Therefore, a framework should be in place to safeguard PMI against inappropriate collection, retention, use and disclosure (in addition to compliance with law and regulations).

Safeguards include, but are not limited to:
1.	Collecting PMI only for specific and lawful purposes
2.	Collecting, retaining, using, reusing, and disclosing PMI only with valid consent or as otherwise permitted by law or regulation
3.	PMI obtained from external sources is treated as a re-use and all reuse must be consistent with the original informed consent
4.	Retention of PMI only for as long as business activities or scientific research requires and retention of only the minimum amount of identifying information necessary
5.	Ensuring the physical and technological security of PMI
6.	Not using PMI in external publications
7.	Never transferring PMI from the pharmaceutical R&D division to the marketing function unless permission is obtained from the individual

If PMI is collected that indicates the need for immediate clinical intervention, that information will be communicated to the study investigator or physician of record.

Personally Identifiable Information (PII) means information which identifies a specific individual including but not limited to, name, address, and national identification numbers (e.g. Social Security Number)

Protected Medical Information (PMI) is PII that describes clinical and medical conditions, genetic status, treatment of conditions, health status, sexual orientation, ethnic origin, etc and includes both encoded clinical trial data and overtly identifiable data.

Standards for Collecting, Obtaining and Using Human Biological Samples in Research

The Parties respect the interest of donors of human biological samples used in research and require that certain standards should apply to the collection, obtaining and use of such human biological samples, as set forth below.

•
Ensure that samples are collected with informed consent and ethics committee/ Institutional Review Board (IRB) approval in accordance with the applicable research requirements of Good Clinical Practice (International Conference on Harmonization). Additionally, through informed consent, donors must be made aware that the research is being undertaken by a commercial entity and that, where applicable, the research involves the analysis of DNA and /or medical information.

•
When obtaining samples from another entity that collected the samples for reasons unrelated to the Parties, confirmation that the entity complied with relevant requirements for informed consent, ethics committee/IRB approval and data privacy is required

•	Human biological samples must be used only for purposes that are consistent with the consent obtained and in compliance with relevant laws and regulations
•
Additional individual donor consent and ethics committee/IRB approval should be obtained when the research use intended is inconsistent with /beyond the scope of the original consent. Additional consent should also be obtained if the original consent did not include analysis of DNA (if relevant to the research proposal) or use of any associated medical information (if relevant to the research proposal).

•
In general, cell lines (e.g. HeLa), derivatives (e.g. isolated proteins) and preparations of human biological materials (e.g. sub-cellular fractions) that are well established and made available for research use, do not require re- consent and/or ethics committee/IRB approval for the intended research use

•	Proposals to collect, obtain, or use human embryonic or foetal samples for research should be carefully reviewed and such research must have the potential to benefit patients

Conduct and Public Disclosure of Human Subject Research

The Parties carry out human subject research in accordance with the ethical principles of respect for persons, beneficence, and justice.  Such research conforms to high ethical, medical and scientific standards.  Specific principles for different types of human subject research are set forth below.

All Human Subject Research

All human subject research must be conducted in accordance with the following principles:

•                      Human subject research is conducted in accordance with the ethical principles of respect for persons, beneficence and justice
•                      Human subject research always has a legitimate scientific purpose and is not designed with the objective of rewarding healthcare professionals for using, purchasing, recommending, or prescribing the Parties’ products
•                      Sales/marketing/commercial staff generally does not participate in the initiation or conduct of human subject research
•                      Placebo controlled studies are conducted only when there are scientifically sound methodological reasons, where the risks are minimized and reasonable in relation to the knowledge gained, and when patients who receive placebo will not be subject to any additional risk of harm
•                      The standard of care required by the study design is, as a minimum, consistent with local standards of care
•                      Human subject research should be publicly disclosed and ideally published in the searchable, peer reviewed, scientific literature

In most circumstances, summary protocols and summary results of clinical studies are posted on publicly available registers and/or in the scientific literature within appropriate timelines.

•                      External proposals for additional analyses of human subject research studies are assessed for scientific merit and undertaken as collaborations between in-house scientists and the proposer.
•                      Clinical studies are never terminated for solely financial reasons.

Interventional Human Subject Research

In addition to the foregoing general principles applicable to all human subject research, the following principles apply to the conduct of Interventional Human Subject Research:

•                      Interventional human subject research is conducted in accordance with the ethical principles of the Declaration of Helsinki, the principles of ICH GCP E6, ICH E11 (pediatrics)
•                      Interventional studies of medicinal and other products are conducted in countries where the products are expected to be sold in and suitable for the wider community of the country
•                      All interventional human subject research is conducted only with the approval of Institutional Review Boards or Independent Ethics Committees
•                      When interventional human subject research is conducted in developing countries, the Parties seek agreement with key interested external parties in the country on the conduct of the research, including the standard of care provided during the study, the scientific rationale for interventions, including placebo, the provision of healthcare for subjects after the study, and the fate of any capacity built for the conduct of the study
•                      All interventional human subject research requires the informed consent of subjects (or their legal representative) who participate in the research
•                      When nationally licensed medicinal products that are not the subject of the research study are required for the routine care of a patient during the conduct of the study, the Parties only fund these when they are not funded by the normal healthcare infrastructure and there is assurance that they or suitable alternatives will be available and funded after the study while the medical need exists

•                      For diseases/conditions that continue beyond the end of an interventional study, the Parties must be assured the healthcare system is able to provide, and will take responsibility for, the continued care of study subjects
•                      When there is a compelling medical rationale for patients who have derived measurable medical benefit from an investigational medicinal product during an interventional study to continue to receive that product after the study, the Parties endeavor to provide that treatment either through additional clinical studies or through expanded access programs
•                      The Parties provide investigators with the summary results of interventional studies in which they participate, and encourages investigators to inform their subjects of the results

Meta-analyses and Pooled Analyses

The following principles apply to research that uses data from more than one previously conducted clinical study (Meta-analyses and Pooled Analyses):

•                      Research utilizing data from the Parties’ previous clinical studies in a manner inconsistent with, or beyond the scope of, the original informed consent requires re-consent of the subjects, or if this is not practical, IRB/IEC approval.  If this is not practical, the data are anonymized
•                      The Parties review, before submission for publication, any proposed manuscripts, presentations or abstracts prepared by research collaborators which originate from the Parties human subject research studies (including the Parties supported studies)

Non-Interventional (observational) Human Subject Research

The following principles apply to Non-interventional (observational) human subject research:

•                      For observational studies where clinical data are collected by or on behalf of the Parties specifically for the purpose of the research, the Parties abide by the local legal requirements and regulations for informed consent for the use of these data and IRB/IECs approval is obtained
•                      For observational studies using healthcare databases, the Parties are assured that there is compliance with relevant legal requirements for data privacy and that patients have provided informed consent for the use of their data in research, or IRB/IEC approval has been obtained for that use; or other measures to protect privacy are in place (e.g. the data are anonymized)

APPENDIX G

AMENDMENT NO. 6

AMENDMENT NO. 6 TO
LICENSE AGREEMENT
DATED AS OF APRIL 13, 2002
BY AND BETWEEN
UNIGENE LABORATORIES, INC.
AND
SMITHKLINE BEECHAM CORPORATION

This Amendment No. 6 (“Amendment No. 6”) dated as of April 9, 2008 (the “Amendment Date”) to the License Agreement dated as of April 13, 2002, as amended on January 27, 2007, January 16, 2003, October 14, 2003, May 27, 2004 and September 23, 2004 (referred to hereinafter as the “Agreement”) by and between Unigene Laboratories, Inc. (“Unigene”), a Delaware corporation, and SmithKline Beecham Corporation, a GlaxoSmithKline Company (“GSK”), a Pennsylvania corporation.

WHEREAS, GSK and Unigene entered into the Agreement to provide for the license grant by Unigene to GSK of certain Licensed Technology to discover, develop, make, have made, market, sell and import certain Licensed Products throughout the world under the Unigene Patent Rights (as defined in the Agreement) and Unigene Know-How; and

WHEREAS, GSK and Unigene have also entered into a Phase I Clinical Manufacture and Supply Agreement dated November 20, 2002 (the “Phase I Agreement”); and

WHEREAS, pursuant to Section 11.10 of the Agreement, the Parties to the Agreement may, by written instruments specifically referring to and executed in the same manner as the Agreement, amend the Agreement; and

WHEREAS, the Parties hereto desire to amend the Agreement as provided herein, and any capitalized terms used but not defined herein shall have the meaning set forth in the Agreement;

NOW THEREFORE, for and in consideration of the premises and the mutual promises and benefits contained herein, GSK and Unigene hereby agree as follows:

1.           (a)           Unigene shall conduct a research program *** for the Licensed Product *** (the “Research Program”).  The Research Program shall ***.  Except as otherwise provided herein, the scope, protocols and outcomes of the Research Program shall be solely determined by Unigene, after consultation with GSK, and it is anticipated that the Research Program will be completed within *** from the date hereof (the “Completion Date”).  The Research Program shall be *** by Unigene.  Unigene shall have the right, in its sole discretion, to terminate the Research Program at any time for any reason.  *** Unigene shall provide to GSK all study data, reports and other information generated during the course of the Research Program through the date of termination reasonably necessary *** to determine in its sole discretion *** whether to ***.  Such *** period *** to not more than *** upon written notice from *** to *** prior to *** then the Parties will negotiate in good faith ***.  If *** then the Parties shall keep it confidential and shall not *** disclose it to any third party during the Term of the Agreement.  ***

(b)           In the event that GSK either (i) *** or (ii) *** then Unigene shall have the right to *** the Research Results shall be deemed Unigene Know-How and Unigene Confidential Information as provided in Paragraph 5(b) hereof.

2.           GSK agrees and consents to the use by Unigene of the Licensed Technology for the limited and sole purpose of conducting the Research Program.  GSK further agrees to *** providing to Unigene such clinical study results, development batch records, tablets and such other data, documents, materials and samples related to the Research Program as Unigene may reasonably request, *** GSK shall either (i) provide to Unigene the information or materials requested, or (ii) provide a written response setting forth its reasons for failing to deliver any of the requested information or materials.

3.           Unigene hereby agrees and acknowledges that *** under the Agreement *** due or payable for any activities *** conducted pursuant to the Research Program.

4.           Immediately upon  the completion of the Research Program, *** Unigene shall provide to GSK a written notice of such completion accompanied by sufficient information (including without limitation such final reports) with respect to the results, findings and data generated by the Research Program to enable GSK to ***.  Unigene shall also provide GSK with such additional information with respect to the results, findings and data generated by the Research Program as may be reasonably requested by GSK.  ***, GSK shall *** for a purchase price of *** (the “Research Purchase Price”).  *** Unigene shall not offer any Third Party rights to the Research Results.

5.           (a)           In the event that ***, GSK shall so notify Unigene *** and all Research Results *** shall automatically be deemed *** Confidential Information and shall be subject to the rights granted to Unigene in Article 2 and Section 6.2 of the Agreement.  The physical transfer of the Research Results by Unigene and the payment of the Research Purchase Price by GSK shall be made ***.

(b)           In the event *** if GSK notifies Unigene in writing *** such Research Results *** shall automatically be deemed *** Confidential Information.  In such event, Unigene shall have the right to *** and the provisions of *** shall apply as if *** pursuant to Section ***.  For the avoidance of doubt, the foregoing *** provision shall be an addition to, and not a replacement of, the *** rights afforded to the Parties in *** of the Agreement.

(c)           In the event that *** or *** then within the *** period following the date *** shall have the right to submit to *** written notice that *** becoming effective on the date that is *** days after the date of such *** notice.  *** treated as if it *** pursuant to Section *** of the Agreement.  For the avoidance of doubt, the foregoing *** provision shall be an addition to, and not a replacement of, the *** rights afforded to the Parties in *** of the Agreement.

6.           Notwithstanding Sections 4 and 5 of this Amendment No. 6, if Unigene provides GSK with any *** data arising from the Research Program prior to the completion of the Research Program, GSK shall have the option, *** to *** acquire all of the then-existing and future Research Results, if any, in exchange for *** prior to completion of the Research Program.  GSK may *** , it may elect to require Unigene to continue the Research Program at GSK’s cost and expense.  For the avoidance of doubt, if Unigene provides data, reports and other information to GSK upon early termination of the Research Program pursuant to Section 1 above, and GSK *** then the payment to Unigene *** shall cover transfer to GSK of all Research Results, including any data, reports or other information provided under Section 1 ***.

7.           Unigene may, in its discretion *** conduct ***.  If Unigene condcuts such ***, GSK may elect to acquire the results thereof, ***.  If GSK elects to so acquire such results, ***.

8.           Except as specifically provided herein, all other terms and conditions of the Agreement shall remain in full force and effect, and this Amendment No. 6 to the Agreement shall not be construed to amend or waive any provisions of the Agreement except as specifically set forth above.

9.           This Amendment No. 6 to the Agreement, and the rights and obligations of the Parties hereunder, shall be construed in accordance with, and governed by the laws of the Commonwealth of Pennsylvania (without regard to its conflict of laws principles).

10.           This Amendment No. 6 may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.           This Amendment No. 6 shall inure to the benefit of and be binding upon GSK and Unigene and their respective successors, heirs and assigns.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their authorized representatives as of the Amendment Date.

UNIGENE LABORATORIES, INC.	SMITHKLINE BEECHAM CORPORATION, a GlaxoSmithKline Company

By: /s/ Ronald S. Levy	By: /s/ Carol G. Ashe
Name: Ronald S. Levy	Name: Carol G. Ashe
Title: Executive Vice President	Title: Vice President & Secretary

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